Exhibit 4.16

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

DATED AS OF DECEMBER 10, 2021

BY AND BETWEEN

IMMATICS BIOTECHNOLOGIES GMBH

AND

BRISTOL-MYERS SQUIBB COMPANY

-i-

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

(continued)

-ii-

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

(continued)

-iii-

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

(continued)

-iv-

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

(continued)

-v-

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

LICENSE, DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This License, Development and Commercialization Agreement (this “Agreement”), dated as of December 10, 2021 (the “Execution Date”), is made by and between Immatics Biotechnologies GmbH, a company organized under the laws of Germany, with its principal business address at Paul-Ehrlich-Strasse 15, 72076 Tuebingen, Germany (“Immatics”), and Bristol-Myers Squibb Company, a Delaware corporation headquartered at 430 East 29th Street, 14th Floor, NY, NY 10016 (“BMS”). Immatics and BMS are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Immatics has discovered and developed Licensed Compounds, including IMA401 (each, as defined below);

WHEREAS, BMS has experience in the development, manufacture and commercialization of pharmaceutical and biologic products in the Field in the Territory; and

WHEREAS, Immatics wishes to grant a license to BMS under certain intellectual property rights to further develop, manufacture, and commercialize Licensed Compounds and Licensed Products in the Field in the Territory, and BMS wishes to take such license, in each case, in accordance with the terms and conditions set forth below.

NOW THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

As used in this Agreement, the following initially capitalized terms will have the meanings set forth in this Article 1 (Definitions) or as otherwise defined elsewhere in this Agreement:

1.1 “Accounting Standards” means U.S. generally accepted accounting principles (“GAAP”) or, to the extent that BMS adopts International Financial Reporting Standards (“IFRS”), then “Accounting Standards” shall mean IFRS, in either case consistently applied.

1.2 “Affiliate” means any entity directly or indirectly controlled by, controlling, or under common control with, a Person, at any time (and regardless of whether such Affiliate is or becomes an Affiliate on or after the Execution Date) but only for so long as such control exists. For purposes of this definition, “control” (including, with correlative meanings, “controlled by,” “controlling” and “under common control with”) means (a) possession, direct or indirect, of the power to direct or cause direction of the management or policies of an entity (whether through ownership of securities or other ownership interests, by contract or otherwise), or (b) beneficial ownership of more than fifty percent (50%) (or the maximum ownership interest permitted by Applicable Law) of the voting securities or other ownership or general partnership interest (whether directly or pursuant to any option, warrant or other similar arrangement) or other comparable equity interests of an entity.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

1.3 [**].

1.4 “Antitrust Laws” means any and all Applicable Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade, including the HSR Act, the Sherman Act, the Clayton Act, and the Federal Trade Commission Act, each as amended, and other similar antitrust, competition or trade regulation laws of any jurisdiction other than the United States.

1.5 “Applicable Law” means any applicable federal, state, local, foreign, or multinational law (including, GCP, GLP, GMP, and data protection and privacy laws, rules and regulations, including the United States Department of Health and Human Services privacy rules under the Health Insurance Portability and Accountability Act of 1996, the Health Information Technology for Economic and Clinical Health Act, and the EU General Data Protection Regulation (2016/679)), statute, standard, ordinance, code, rule, regulation, resolution, or promulgation, or any order, writ, judgment, injunction, decree, stipulation, ruling, determination, or award entered by or with any Governmental Authority, or any license, franchise, permit, or similar right granted under any of the foregoing, or any similar provision having the force or effect of law. For clarity, any specific references to any Applicable Law or any portion thereof, will be deemed to include all then-current amendments thereto or any replacement or successor law, statute, standard, ordinance, code, rule, regulation, resolution, order, writ, judgment, injunction, decree, stipulation, ruling, or determination thereto.

1.6 “Approved Subcontractor” means any Third Party (a) provided in the Immatics GDP Plan or (b) specifically approved by the JSC as a subcontractor for the performance of specific activities allocated to Immatics hereunder with respect to the Immatics GDP Trial, any Immatics CMC Activities, Immatics Pre-Clinical Study or any of Immatics Manufacturing activities, but, in each case ((a) and (b)), only with respect to the performance of specific activities specifically provided in the Immatics GDP Plan or for which such approval was specifically granted by the JSC, as applicable. Notwithstanding the foregoing, Immatics GDP Trial sites and clinical trial investigators are not subcontractors, and the selection of such Immatics GDP Trial sites and clinical investigators and any agreements entered into with such Immatics GDP Trial sites and clinical investigators shall be conducted in accordance with Section 4.4.2(f) (Immatics GDP Trial Site and Informed Consent).

1.7 “Binds to” means, [**].

1.8 “Biologics License Application” or “BLA” means (a) (i) a Biologics License Application submitted to the FDA, or any successor application or procedure, as more fully defined in the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., as amended from time to time, or under Section 351 of the Public Health Service Act (PHSA), which is codified at 42 U.S.C. §262, or (ii) any non-United States counterpart of such a Biologics License Application, and (b) all supplements and amendments, including supplemental Biologics License Applications (and any non-United States counterparts) that may be filed with respect to the foregoing.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

1.9 “Biosimilar Application” means a submission filed with a Regulatory Authority for marketing authorization of a Biosimilar Product, including an application submitted to the FDA under subsection (k) of Section 351 of the PHSA or an application submitted under Article 10(4) of Directive 2001/83/EC (as amended, including by EU Directive 2004/27/EC) in the European Economic Area or any member state thereof, [**], or any foreign equivalents thereof.

1.10 “Biosimilar Product” means, with respect to a Licensed Product, any biological product in a country that is approved by a Regulatory Authority in such country [**].

1.11 “Bispecific Molecule” means a molecule, or a [**] of molecules, that comprises (a) [**] any MAGEA4/A8 Licensed Target and (b) [**] that [**] to engage or recruit endogenous T cells or other immune cells.

1.12 “BMS Reversion Know-How” means, with respect to any Terminated Territory, any BMS Arising Know-How Controlled by BMS or its Affiliates as of the effective date of termination for such Terminated Territory that is [**].

1.13 “BMS Reversion Patent” means, with respect to any Terminated Territory, any BMS Arising Patent Controlled by BMS or its Affiliates as of the effective date of termination that [**].

1.14 “BMS Reversion Technology” means BMS Reversion Know-How and BMS Reversion Patents.

1.15 “Business Day” means any day that is not a Saturday, Sunday or other day on which banking institutions are required or authorized by Applicable Law to be closed in New York City, New York or Tuebingen, Germany.

1.16 “Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1, or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term will extend from the Effective Date to the end of the first full Calendar Quarter thereafter, and (b) the last Calendar Quarter of the Term will commence on the last-to-occur of any of the foregoing dates during the Term and end upon the expiration or termination of this Agreement.

1.17 “Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year; provided, however, that (a) the first Calendar Year of the Term will commence on the Effective Date and end on December 31 of the same year, and (b) the last Calendar Year of the Term will commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.18 “Cell Therapy” means the administration of Cell Therapy Products for human diagnostic, prophylactic or therapeutic uses.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

1.19 “Cell Therapy Product” means a product that contains or comprises [**], wherein [**], to be administered to humans for diagnostic, prophylactic, or therapeutic use (e.g. that certain Immatics proprietary product referred to as of the Execution Date as IMA201).

1.20 “Change of Control” with respect to the ultimate parent entity of a Party (an “Acquired Party”) shall be deemed to have occurred upon any of the following occurring after the Execution Date: (a) any Person or group of Persons that is not an Affiliate of such Acquired Party becomes the beneficial owner (directly or indirectly) of fifty percent (50%) or more of the voting shares of the Acquired Party; (b) such Acquired Party consolidates with or merges into or with another Person that is not an Affiliate of such Acquired Party pursuant to a transaction in which (i) the members of the board of directors or other governing body of such Acquired Party immediately prior to such transaction constitutes one half (1/2) or more of the members of the board of directors or other governing body of such Acquired Party or (ii) fifty percent (50%) or more of the voting shares of the surviving or resulting entity is not held by the holders of the outstanding voting shares of such Acquired Party immediately preceding such consolidation or merger; or (c) the Acquired Party sells or transfers to another Person that is not an Affiliate of such Acquired Party all or substantially all of its assets.

1.21 “Clinical Trial” means a Phase I Clinical Trial, Phase II Clinical Trial, Phase III Clinical Trial, Phase IIIb or Phase IV Clinical Trial, or Registrational Trial, as the case may be.

1.22 “CMC” means chemistry, manufacturing, and controls.

1.23 “Co-Funding Term” means the period of time beginning on [**] and ending on [**], [**].

1.24 “Commercialize” means, with respect to a product, to promote, market, distribute, sell (and offer for sale or contract to sell), import, export, or otherwise commercially exploit, or provide product support for such product and to conduct activities, other than Development or Manufacturing, in preparation for conducting the foregoing activities, including activities to produce commercialization support data and to secure and maintain market access and reimbursement. “Commercializing,” “Commercialized” and “Commercialization” will have correlative meanings. For clarity, Commercialization does not include Development and Manufacturing.

1.25 “Commercially Reasonable Efforts” means [**].

1.26 “Competing Bispecific Molecule” means [**].

1.27 “Competing Monospecific Molecule Combination” means [**].

1.28 “Competing Multispecific Molecule” means [**].

1.29 “Competing Product” means [**].

1.30 “Compulsory License” means [**].

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

1.31 “Control” and “Controlled by” means, with respect to any Know-How, Patent, data, other intellectual property right, Regulatory Approval, or Regulatory Data, possession by a Party or its Affiliates (whether by ownership, license grant, or other means, other than a license granted in this Agreement) of the legal right to grant to the other Party the right to access, reference or use, or to grant a license or a sublicense to, such Know-How, Patent, data, other intellectual property right, Regulatory Approval, or Regulatory Data as provided for herein without [**].

1.32 “Cover”, “Covering” or “Covered” means, with respect to a given Licensed Product in a given country and a given [**], that: (a) such [**] has a Valid Claim in such country that claims (i) [**] or (ii) [**]; and (b) in the absence of ownership of, or a license to, such [**], the sale of such Licensed Product would infringe such Valid Claim (or, in the case of a Valid Claim of an [**] that has not yet issued, would infringe such Valid Claim if it were to issue) in such country.

1.33 “Designated Officer” means, in the case of BMS, BMS’ [**] (or his or her designee), and in the case of Immatics, Immatics’ Chief Executive Officer (or his or her designee); provided at later stages in Development or Commercialization of Licensed Products, BMS may designate different senior executives with oversight of the then-current stage of Development and Commercialization.

1.34 “Develop” means to discover, research, develop, develop biomarkers, analyze, test, and conduct pre-clinical trials, Clinical Trials (including, for clarity, Phase IIIb or Phase IV Clinical Trials and any pre-clinical/clinical/CMC commitments following the receipt of Regulatory Approval) and all other regulatory trials (which conduct may include funding clinical grants or providing supplies, including comparators), for any compound or product, as well as any and all activities pertaining to manufacturing development, formulation development, and the development of manufacturing processes, medical affairs, and lifecycle management (including the conduct of Phase IIIb or Phase IV Clinical Trial not explicitly for registrational purposes and non-interventional studies), including new Indications, new formulations, and all other activities (including regulatory activities) related to supporting, securing, and maintaining Regulatory Approval for any compound or product. Develop will include Manufacturing Development Activities for Licensed Products for use in Clinical Trials. For clarity, Develop includes the replacement of the components of compounds or products with other components. “Developing,” “Developed” and “Development” will have correlative meanings.

1.35 “Development Activities” means those Development activities undertaken by or on behalf of: [**].

1.36 “Development Costs” means [**]. Development Costs shall include [**].

1.37 “Divestiture” means, with respect to an [**], the divestiture of such [**] through (a) an outright sale or assignment of all material rights in and to such [**] to a Third Party or (b) an exclusive out-license to a Third Party of all development, manufacturing, and commercialization rights with respect to such [**], in each case of (a) and (b), [**]. For clarity, [**]. When used as a verb, “Divest” and “Divested” means to cause a Divestiture.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

1.38 “Dollar” or “$” means the legal tender of the United States of America.

1.39 “EMA” means the European Medicines Agency or any successor Regulatory Authority having substantially the same function and authority over drugs in the European Union.

1.40 “EU” means the European Union.

1.41 “Exploit” means to Develop, Manufacture or Commercialize, including to research, make, have made, distribute, sell, offer for sale, import, export and otherwise exploit. “Exploiting” and “Exploitation” will have correlative meanings.

1.42 “FD&C Act” means the U.S. Federal Food, Drug and Cosmetic Act, as amended, and the regulations promulgated thereunder.

1.43 “FDA” means the United States Food and Drug Administration or any successor Regulatory Authority having substantially the same function and authority over drugs in the U.S.

1.44 “Field” means all human and non-human diagnostic, prophylactic or therapeutic uses, excluding in all cases Cell Therapy.

1.45 “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and country-by-country basis, the first sale of such Licensed Product in such country by BMS or its Affiliates or Sublicensees for use or consumption by the general public (following receipt of approval by the appropriate Regulatory Authority of the MAA filed in such country that is required in order to sell such Licensed Product in such country); [**].

1.46 “FTE” means the equivalent of the work of one duly qualified individual of either Party full-time for one year (consisting of a total of [**] hours per Calendar Year) carrying out Development, Manufacturing, or Commercialization activities, or other scientific or technical work under this Agreement. Overtime and work on weekends, holidays, and the like, in each case, will not be counted with any multiplier (e.g., time-and-a-half or double time) toward the number of hours that are used to calculate the FTE contribution. The portion of an FTE billable for one individual during a given accounting period will be determined by dividing the number of hours worked directly by such individual on the work to be conducted under this Agreement during such accounting period and the number of FTE hours applicable for such accounting period based on [**] working hours per Calendar Year.

1.47 “FTE Costs” means, with respect to a Party for any period, the applicable FTE Rate multiplied by the applicable number of FTEs of such Party performing the applicable activities under this Agreement during such period.

1.48 “FTE Rate” means [**] Dollars ($[**]) on a per Calendar Year per FTE basis, which rate shall be increased annually effective as of January 1 of each Calendar Year (with the first such annual adjustment to be made as of January 1, [**] and each subsequent Calendar Year thereafter) by [**] percent ([**]%), which represents the fully burdened rate for each FTE.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

1.49 “German FDI Clearance” means either (a) [**], (b) a certificate of non-objection pursuant to Section 58 of the German Foreign Trade and Payments Ordinance (“Außenwirtschaftsverordnung”, the “AWV”), (c) clearance pursuant to Section 58a of the AWV, or (d) (i) the two-month period pursuant to Section 58 para. 2 AWV in connection with Section 14a para 1 no. 1 of the German Foreign Trade Act (“Außenwirtschaftsgesetz”, the “AWG”) has expired without the GME having initiated a formal examination proceeding (“Prüfverfahren”) pursuant to Section 55 AWV, or (ii) the four-month period pursuant to Section 14a para 1 no. 2 of the AWG has expired without the GME having prohibited the transaction contemplated herein.

1.50 “German FDI Filing” means a filing by BMS with the GME pursuant to the AWV.

1.51 “Good Clinical Practice” or “GCP” means all applicable Good Clinical Practice standards for the design, conduct, performance, monitoring, auditing, recording, analyses, and reporting of Clinical Trials, including, as applicable: (a) as set forth in the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use (“ICH”) Harmonised Tripartite Guideline for Good Clinical Practice (CPMP/ICH/135/95), as amended, (b) U.S. Code of Federal Regulations Title 21, Parts 50 (Protection of Human Subjects), 54 (Financial Disclosure by Clinical Investigators), 56 (Institutional Review Boards), and 312 (Investigational New Drug Application), and (c) the equivalent Applicable Law in any relevant country, each as may be amended and applicable from time to time and, in each case, that provide for, among other things, assurance that the clinical data and reported results are credible and accurate and protect the rights, integrity, and confidentiality of trial subjects.

1.52 “Good Laboratory Practice” or “GLP” means all applicable Good Laboratory Practice standards, including, as applicable, (a) the Good Laboratory Practice standards promulgated or endorsed by the FDA as defined in 21 C.F.R. Part 58 for the conduct of nonclinical laboratory studies, and (b) the equivalent Applicable Law in any relevant country, each as may be amended and applicable from time to time.

1.53 “Good Manufacturing Practice” or “GMP” means all applicable current Good Manufacturing Practice including, as applicable, (a) the principles detailed in the U.S. Current Good Manufacturing Practice regulations, 21 C.F.R. Sections 210, 211, 600, and 610, (b) the principles detailed in the ICH Q7 guidelines, and (c) the equivalent Applicable Law in any relevant country, each as may be amended and applicable from time to time.

1.54 “Government Official” means: (a) any officer or employee of: (i) a government, or any department or agency thereof; (ii) a government-owned or controlled company, institution, or other entity, including a government-owned hospital or university; or (iii) a public international organization (such as the United Nations, the International Monetary Fund, the International Committee of the Red Cross, and the World Health Organization), or any department or agency thereof; (b) any political party or party official or candidate for public or political party office; or (c) any person acting in an official capacity on behalf of any of the foregoing.

1.55 “Governmental Authority” means any multi-national, federal, state, local or governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, court, tribunal or other entity),

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

in each case, entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, any court or tribunal (or any department, bureau, or division thereof), or any governmental arbitrator or arbitral body. For clarity, any Regulatory Authority will be a Governmental Authority.

1.56 “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as codified at 15 U.S.C. §18a, as may be amended from time to time, and the rules and regulations promulgated thereunder, or foreign equivalent thereof under Applicable Law (including all additions, supplements, extensions and modifications thereto).

1.57 “HSR Clearance” means the expiration or termination of all applicable waiting periods and requests for information (and any extensions thereof) under the HSR Act with respect to this Agreement.

1.58 “HSR Filing” means (a) filings by Immatics and BMS with the United States Federal Trade Commission (the “FTC”) and the Antitrust Division of the United States Department of Justice (the “DOJ”) of a Notification and Report Form for Certain Mergers and Acquisitions (as that term is defined in the HSR Act) with respect to this Agreement, together with all required documentary attachments thereto, or (b) equivalent filings, if any, with applicable Governmental Authorities where such filings are required under applicable Antitrust Laws.

1.59 “IMA401” means that certain Immatics proprietary Bispecific Molecule referred to as IMA401 [**].

1.60 “Immatics Generated Data” means the data (including Regulatory Data) and results developed, created, conceived or reduced to practice during the Term by or on behalf of Immatics or any of its Affiliates [**].

1.61 “Immatics Know-How” means all Know-How (other than any Joint Arising Know-How) owned or Controlled by Immatics or its Affiliates as of the Execution Date or during the Term that (a) [**] to Exploit any Licensed Compound or Licensed Product, or any components thereof, or [**], or (b) is [**], including [**].

1.62 “Immatics Patent” means any Patent (other than any Joint Arising Patent) that is owned or Controlled by Immatics or its Affiliates as of the Execution Date or during the Term that [**] to Exploit any Licensed Compound or Licensed Product, including the Other Immatics Patents, Immatics Platform Patents, Immatics Product Patents, and Immatics Arising Patents, and any other Patent set forth on Schedule 1.62 (Immatics Patents).

1.63 “Immatics Platform Know-How” means Know-How owned or Controlled by Immatics or its Affiliates as of the Execution Date or during the Term that [**]; but expressly excluding any [**].

1.64 “Immatics Platform Patent” mean any Immatics Patent that [**].

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

1.65 “Immatics Product Know-How” means all Immatics Know-How relating to (a) [**] or (b) [**].

1.66 “Immatics Product Patents” means all Immatics Patents that [**] or (b) [**]. For clarity, the Immatics Product Patents include the Patents listed on Schedule 1.66 (Immatics Product Patents).

1.67 “Immatics Technology” means Immatics Know-How and Immatics Patents.

1.68 “IND” means an investigational new drug application, clinical trial authorization, or similar application, submission, or a clinical trial exemption to the applicable Regulatory Authority, in each case, the filing of which is necessary to commence or conduct any Clinical Trial of a pharmaceutical or biological product in humans in such jurisdiction.

1.69 “Indication” means a separate and distinct disease or medical condition in humans [**].

1.70 “Initiation” means, with respect to any Clinical Trial, the first dosing of the first volunteer or patient in such Clinical Trial with a Licensed Compound or Licensed Product. “Initiating,” “Initiated,” and “Initiate” shall have the corresponding meaning.

1.71 “Invention” means any discovery or invention, whether or not patentable, developed, created, conceived, or reduced to practice by or on behalf of either Party (or their respective Affiliates), or by or on behalf of both Parties (or their respective Affiliates), in the conduct of activities under this Agreement.

1.72 “Know-How” means all confidential technical, scientific, regulatory, and other information, results, knowledge, techniques and data, in whatever form and whether or not patented or patentable, including Inventions, invention disclosures, discoveries, plans, processes, practices, methods, knowledge, trade secrets, know-how, instructions, skill, experience, ideas, concepts, data (including biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, safety, quality control, and pre-clinical and clinical data), formulae, formulations, compositions, specifications, marketing, pricing, distribution, cost, sales and manufacturing data or descriptions, and all chemical or biological materials and other tangible materials.

1.73 “Knowledge”, with respect to Immatics, the good faith understanding of the facts and information of the [**], in each case, after due inquiry of each such individual’s direct report with management responsibility for the particular subject matter, including after reviewing such materials and information in such person’s possession that are pertinent to the subject matter in question.

1.74 “Letter Agreement” means that certain letter agreement between the Parties, dated as of the Execution Date.

1.75 “Licensed Compound” means: (a) IMA401; or (b) [**].

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

1.76 “Licensed Product” means any [**] Licensed Compound [**].

1.77 “MAGEA4 Protein” means [**].

1.78 “MAGEA8 Protein” means [**].

1.79 “MAGEA4/A8 Licensed Target” means (a) the Target Peptide, or (b) any other peptide sequence that is [**], including [**].

1.80 “MAGEA4/A8 Target” means (a) the Target Peptide, (b) any of the specific peptide sequences set forth on Schedule 1.80, or (c) any other peptide sequence that is [**].

1.81 [**]

1.82 “Manufacture” or “Manufacturing” or “Manufactured” means, with respect to a compound or product, the receipt, handling and storage of active pharmaceutical ingredients, drug substance or drug product, medical devices and other materials, the manufacturing, processing, packaging and labeling, holding (including storage), quality assurance and quality control testing (including release) of such compound or product (other than quality assurance and quality control related to the development of manufacturing processes and manufacturing development and formulation development, all of which activities will be considered Development Activities) and shipping of such compound or product.

1.83 “Manufacturing Development Activities” means development of test methods, stability testing, formulation development, process development, quality assurance activities, quality control activities, qualification and validation activities, analytic process development, manufacturing process validation, scale-up, and all other activities, including CMC-related activities, necessary for or related to the Manufacture of any Licensed Compound or Licensed Product.

1.84 “Marketing Authorization Application” or “MAA” means an application to the appropriate Regulatory Authority for approval to sell a Licensed Product [**] in any particular country or regulatory jurisdiction, including any: (a) Biologics License Application submitted under Section 351(a) of the PHSA; (b) New Drug Application submitted under Section 505 of the FD&C Act; or (c) substantially similar application or submission filed with a Regulatory Authority in a country or group of countries within the Territory to obtain approval [**] to Commercialize such Licensed Product in that country or in that group of countries.

1.85 “Milestones” means Development Milestones and Sales Milestones, as applicable.

1.86 “Multispecific Molecule” means a molecule, or a [**] of molecules, that (a) [**] any MAGEA4/A8 Licensed Target; (b) [**]; and (c) also [**] to engage or recruit endogenous T-cells or other immune cells.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

1.87 “Net Sales” means, in respect of a given Licensed Product, the total gross amounts invoiced [**] during a net sales measurement period for sales of such Licensed Product in the Territory for use in the Field, [**].

For purposes of this definition, “Combination Product” means any pharmaceutical product that (1) [**] (“Other Component(s)”), [**], and sold for a single price, and (2) is Developed or Commercialized, alone or together with a Third Party, by BMS or any of its Affiliates or Sublicensee.

1.88 “Other Immatics [**] Product” means any: [**].

1.89 “Patent Challenge” means: (a) initiation or request of an interference, nullity actions, inter-partes reexaminations, inter-partes review, ex parte reexaminations, supplemental examinations, post-grant review, derivation proceeding or opposition proceeding (or any equivalent proceeding in any country outside of the United States with respect to any of the foregoing) with respect to; (b) making, filing or maintaining any claim, demand, lawsuit or cause of action to challenge the validity or enforceability of; or (c) opposing any extension of, or the grant of a supplementary protection certificate with respect to, in each case ((a) through (c)), any Immatics Patent.

1.90 “Patents” means any and all: (a) issued patents; (b) pending patent applications, including all provisional and priority patent applications, convention filings, PCT applications, substitutions, continuations, continuations-in-part, provisional, converted provisionals, divisionals, renewals and all patents granted thereon; (c) patents-of-addition, supplementary protection certificates, international applications and utility models, reissues, reexaminations, and extensions or restorations by existing or future extension or restoration mechanisms, including patent term adjustments, patent term extensions, supplementary protection certificates, or the equivalent thereof; (d) inventor’s certificates; (e) other forms of government-issued rights substantially similar to any of the foregoing; and (f) United States and foreign counterparts of any of the foregoing.

1.91 “Person” means any individual, firm, corporation, partnership, limited liability company, trust, business trust, joint venture, Governmental Authority, association, or other entity.

1.92 “Phase I Clinical Trial” means a human clinical trial [**] to satisfy the requirements of 21 C.F.R. §312.21(a), or similar clinical study in a country other than the U.S. and in order to support advancement to Phase II Clinical Trials. [**].

1.93 “Phase II Clinical Trial” means a human clinical trial [**] as described in 21 C.F.R. §312.21(b), or similar clinical study in a country other than the U.S. [**].

1.94 “Phase III Clinical Trial” means a human clinical trial [**] in a manner sufficient (whether alone or together with data from a planned second Phase III Clinical Trial) to support Regulatory Approval of the compound or product for such Indication or label expansion of the compound or product as described in 21 C.F.R. §312.21(c), or similar clinical study in a country other than the U.S.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

1.95 “Phase IIIb or Phase IV Clinical Trial” means a human clinical trial [**].

1.96 “PHSA” means the U.S. Public Health Service Act, 42 U.S.C. §§ 201 et seq., as amended from time to time.

1.97 “PMDA” means the Pharmaceuticals and Medical Devices Agency, or any successor Regulatory Authority having substantially the same function and authority over drugs in Japan.

1.98 “Pre-Marketing” means all sales and marketing activities undertaken prior to and in preparation for the launch of Licensed Products in a given country or other regulatory jurisdiction in the Territory. Pre-Marketing will include market research, key opinion leader development, advisory boards, medical education, disease-related public relations, health care economic studies, sales force training, and other pre-launch activities prior to the First Commercial Sale of a Licensed Product in a given country or other regulatory jurisdiction in the Territory.

1.99 “Pricing Approval” means, with respect to any country where a Governmental Authority authorizes reimbursement or access, or approves or determines pricing, for pharmaceutical or biologic products, receipt (or, if required to make such authorization, approval of determination effective publication) of such reimbursement or access authorization or pricing approval or determination (as the case may be).

1.100 “Prior CDA” means that certain Confidentiality Agreement, dated [**], by and between the Parties, as amended.

1.101 “Product Specifications” means, with respect to a Licensed Compound or a Licensed Product, the Manufacturing, performance, quality-control, and packaging and labeling specifications for such Licensed Compound or Licensed Product, as applicable, in the Field in the Territory, as such specifications may be amended by BMS from time to time.

1.102 “Promotional Materials” means all written, printed, video, or graphic advertising, promotional, educational, and communication materials (other than any Licensed Product labels and package inserts) for marketing, advertising, and promoting any Licensed Product in the Field in the Territory, in each case, for use: (a) by a sales representative; (b) in advertisements, web sites, or direct mail pieces; or (c) otherwise in promotion of any Licensed Product.

1.103 “Prosecution” or “Prosecute” means, with respect to a particular Patent, all activities associated with the prosecution and maintenance of such Patent (and patent application(s) derived from such Patent), as well as re-examinations, supplemental examinations, reissues, applications for patent term adjustments and extensions, supplementary protection certificates and the like with respect to that Patent, together with the conduct of interference, opposition, invalidation, reexamination, reissue proceeding, post-grant review, inter partes review, derivation proceeding or other similar administrative proceeding or administrative appeal thereof, with respect to that Patent.

1.104 “Registrational Trial” means [**].

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

1.105 “Regulatory Approval” means, with respect to any product in any regulatory jurisdiction for a given Indication, all approvals from the applicable Regulatory Authority necessary for the Manufacture, distribution, use, sale, importing and exporting of such product in such regulatory jurisdiction for such Indication in accordance with Applicable Law, [**].

1.106 “Regulatory Authority” means, in a particular country or regulatory jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval of a product in such country or regulatory jurisdiction.

1.107 “Regulatory Data” means any and all research data, pharmacology data, CMC data, pre-clinical data, clinical data, and all other documentation submitted, or required to be submitted, to Regulatory Authorities in association with regulatory filings for a Licensed Product (including information in any applicable Drug Master Files (“DMFs”), or similar documentation).

1.108 “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Governmental Authority with respect to a Licensed Product in the Field in a given country or jurisdiction in the Territory, other than any rights conferred by a Patent, in each case, that confers exclusive rights to BMS, its Affiliates or Sublicensees, as applicable to market such Licensed Product in the Field in such country or jurisdiction.

1.109 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals, or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, Manufacture, obtain marketing authorization, market, sell, or otherwise Commercialize a Licensed Product in a particular country or regulatory jurisdiction. Regulatory Materials include INDs, BLAs, MAAs, IDLs, presentations, responses, and applications for other Regulatory Approvals.

1.110 “Related Parties” means (a) with respect to BMS, BMS’ Affiliates and Sublicensees of the rights granted to BMS hereunder (excluding distributors, even if they are granted a sublicense under the rights granted to BMS under Section 2.1 (Grant to BMS)), and (b) with respect to Immatics, Immatics’ Affiliates.

1.111 “Reversion Product” means, with respect to a Terminated Territory, any Licensed Product that [**].

1.112 “Royalty Payment” means any royalty payment pursuant to Section 8.5 (Royalty Payments).

1.113 “Royalty Rate” means any royalty rate set forth in Table 8.5.1 in Section 8.5.1 (Royalty Rates) or Table 8.5.2 in Section 8.5.2 (Royalty Rates for Licensed Products upon Exercise of Co-Funding Option).

1.114 “Royalty Term” means, with respect to each Licensed Product on a country-by-country basis in the Territory, the period of time beginning on the First Commercial Sale of such Licensed Product in such country and ending the later of: (a) ten (10) years from the First Commercial Sale of such Licensed Product in such country; (b) the expiration of the last to expire Valid Claim [**] Covering a Licensed Product in such country [**]; or (c) the expiration of the Regulatory Exclusivity period for such Licensed Product in such country.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

1.115 “Safety Reason” means [**].

1.116 “Target Peptide” means the [**]MAGEA4/A8 peptide [**].

1.117 “Terminated Territory” means any country or countries with respect to which this Agreement has been terminated. For clarity, if this Agreement is terminated in its entirety, the Terminated Territory shall be worldwide.

1.118 “Territory” means worldwide, excluding any Terminated Territory.

1.119 “Third Party” means any Person other than Immatics, BMS, or their respective Affiliates.

1.120 “Third Party Claim” means any and all suits, claims, actions, proceedings or demands brought by a Third Party against a Party (or the Immatics Indemnitees or BMS Indemnitees, as applicable).

1.121 “Third Party Damages” means all losses, costs, taxes (including penalties and interest), claims, damages, judgments, liabilities and expenses payable to a Third Party by a Party (or the Immatics Indemnitees or BMS Indemnitees, as applicable) under a Third Party Claim (including reasonable attorneys’ fees and other reasonable out-of-pocket costs of litigation in connection therewith).

1.122 “United States” or “U.S.” means the United States of America and its possessions and territories.

1.123 “Valid Claim” means [**].

1.124 Additional Definitions. The following terms have the meanings set forth in the corresponding Sections of this Agreement:

Term	Section
Acquired Party	1.20
Acquiror Materials	2.6
[**]	2.5.3
Agreement	Preamble
Alliance Manager	3.4
Applicable Business	16.2.6

Term	Section
Annual Development Budget	4.6.2(b)
Arising Know-How	9.1.2(a)
Arising Patent	9.1.2(a)
Arising Technology	9.1.2(a)
Audit	8.19
AWG	1.49
AWV	1.49
Bankrupt Party	14.12

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

Term	Section
BMS	Preamble
BMS Arising Know-How	9.1.2(a)
BMS Arising Patents	9.1.2(a)
BMS Arising Technology	9.1.2(a)
BMS Co-Funding Termination Notice	4.6.3
BMS Indemnitees	11.2
BMS Third Party Payments	8.8
Breaching Party	13.2.1
[**]	16.2.6
Chairperson	3.1.1
Co-Commercialization Agreement	6.3.2
Co-Commercialization Option	6.3.1
Co-Commercialization Option Deadline	6.3.1
Co-Funding Option	4.6.1
Co-Funding Option Exercise Date	4.6.1
Co-Funding Option Period	4.6.1
Co-Funding Opt-Out Right	4.6.2(d)
Combination Product	1.87
Committees	3.5
Confidential Information	12.1.1
[**]	4.6.2(b)
Development Milestone	8.2
Development Milestone Notification Notice	8.2
Development Milestone Payment	8.2
Dispute	15.1
DMFs	1.107

Term	Section
DOJ	1.58
Effective Date	16.2.9
Electronic Delivery	16.17
EU4	1.80
Execution Date	Preamble
Existing Immatics Agreements	10.2.12(a)
Force Majeure	16.3
FTC	1.58
GAAP	1.1
Global Development Plan or GDP	4.3.1
GME	1.49
HSR Proceeding	16.2.2
ICH	1.51
IFRS	1.1
IMA401 VDR	10.2.18
Immatics	Preamble
[**]	2.5.3
Immatics Arising Know-How	9.1.2(a)
Immatics Arising Patents	9.1.2(a)
Immatics Arising Technology	9.1.2(a)
Immatics CMC Activities	4.4.1
[**]	2.5.2
Immatics Co-Funding Share	4.6.2(a)
Immatics Co-Funding Participation Right	4.6.2(a)
[**]	16.2.7
[**]	16.2.7

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

Term	Section
Immatics GDP Plan	4.3.1
Immatics GDP Trial	4.4.1
[**]	4.4.2(c)
[**]	8.15.2(b)
Immatics Indemnitees	11.1
Immatics Pre-Clinical Studies	4.4.1
Incidental Activity	2.5.1(a)
Indemnitee	11.3
Indemnitor	11.3
Indirect Tax	8.15.4
Initial Global Development Plan	4.3.2
IPC	9.2.1
Joint Arising Know-How	9.1.2(a)
Joint Arising Patents	9.1.2(a)
Joint Arising Technology	9.1.2(a)
Joint Steering Committee or JSC	3.1.1
[**]	6.3.1
Manufacturing Technology Transfer	2.7.3
Material Breach Notice	13.2.1
Milestone Payments	8.4
Non-Prosecuting Party	9.3.5
Oncology Programs	16.5.3

Term	Section
Other Components	1.87
Other Immatics Patents	9.2.1
Other [**] Immatics Patents	9.3.1(a)(ii)
Parties	Preamble
Payee Party	8.15.2(a)
Paying Party	8.15.2(a)
Product Infringement	9.6.1(a)
Product Marks	9.9.5(a)
Prosecuting Party	9.3.5
Quality Agreement	2.7.1
[**] Notice	4.6.1
Reversion License	14.2.1
[**]	1.114
Sales Milestone	8.3
Sales Milestone Payment	8.3
Second Request	16.2.8
Sublicensee	2.4.2
Supply Agreements	7.1
Supply Period	7.1
Term	11.1
Third Party IP	8.13.2
Upfront License Fee	8.1
Withholding Tax Action	8.15.2(a)

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

ARTICLE 2

LICENSES

2.1 Grant to BMS. Subject to the terms and conditions of this Agreement, Immatics hereby grants to BMS during the Term an exclusive (even as to Immatics and its Affiliates), worldwide, sublicensable (in accordance with Section 2.4.2 (Sublicensees)), royalty-bearing (in accordance with Section 8.5 (Royalty Payments)) license, under the Immatics Technology and Immatics’ (and its Affiliates’) interest in and to the Joint Arising Technology, in each case, to Exploit the Licensed Compounds and Licensed Products, but in each case not Cell Therapy Products, in the Field in the Territory. For clarity, the foregoing license grant does not include the right under the Immatics Technology to use the Licensed Compounds or Licensed Products in Cell Therapy or as Cell Therapy Products.

2.2 Grant to Immatics. Subject to the terms and conditions of this Agreement, BMS hereby grants to Immatics a non-exclusive, perpetual, worldwide, sublicensable, royalty-free license, under any (a) BMS Arising Know-How that is an improvement to the Immatics Platform Know-How and (b) BMS Arising Patent with a priority date after the Effective Date that claims any such BMS Arising Know-How, in each case of (a) and (b), to [**].

2.3 Additional Licensing Provisions.

2.3.1 No Implied Licenses. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted to the other Party any license or other right to any intellectual property of such Party. For clarity, the license granted pursuant to Section 2.1 (Grant to BMS) shall not include the right under the Immatics Technology to Exploit any Other Component owned or controlled (through license or otherwise) by Immatics that is not a Licensed Compound.

2.3.2 Retained Rights. For clarity, each Party retains all rights under Know-How and Patents Controlled by such Party not expressly granted to the other Party pursuant to this Agreement. In addition, notwithstanding the exclusive licenses granted to BMS pursuant to Section 2.1 (Grant to BMS), Immatics retains the right under the Immatics Technology solely as necessary to [**].

2.4 Performance by Affiliates, Sublicensees and Subcontractors.

2.4.1 Performance by Affiliates. Immatics recognizes that BMS (a) shall have the right (but not the obligation) to sublicense, through multiple tiers, those rights granted to it under Section 2.1 (Grant to BMS) to its Affiliates and (b) may perform (but shall not be obligated to perform) some or all of its obligations under this Agreement through Affiliates; provided, however, that BMS will remain responsible for the performance by its Affiliates and will cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. BMS hereby expressly waives any requirement that Immatics exhaust any right, power, or remedy, or proceed against an Affiliate for any obligation or performance hereunder prior to proceeding directly against BMS.

2.4.2 Sublicensees. BMS will have the right (but not the obligation) to sublicense, through multiple tiers, those rights granted to it under Section 2.1 (Grant to BMS) to one or more

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

Third Parties (each such Third Party, but excluding any subcontractors, a “Sublicensee”); provided such Third Party must have entered into a written agreement with BMS that includes terms and conditions that are consistent with the applicable terms and conditions in this Agreement, including terms and conditions protecting and limiting use and disclosure of Confidential Information at least to the same extent as under Article 12. Within [**] days after the execution of each sublicense of all or substantially all of BMS’ rights or obligations under this Agreement with respect to [**], BMS shall provide Immatics with a copy of such executed sublicense, subject to BMS’ right to redact any confidential, financial or other proprietary information of BMS or the Sublicensee that is not necessary for Immatics to determine the compliance by BMS with this Agreement. BMS will remain responsible for the performance by any of its Sublicensees and will cause its Sublicensees to comply with the applicable provisions of this Agreement in connection with such performance, including confidentiality provisions. BMS hereby expressly waives any requirement that Immatics exhaust any right, power, or remedy, or proceed against a Sublicensee, for any obligation or performance hereunder prior to proceeding directly against BMS.

2.4.3 Subcontractors.

(a) Immatics shall not subcontract to a Third Party any of the activities for the Immatics GDP Trial, any Immatics CMC Activities, Immatics Pre-Clinical Study or any of Immatics Manufacturing activities without prior approval of the JSC; provided that, notwithstanding the foregoing, Immatics will not be required to obtain JSC approval to the engagement of any Approved Subcontractor. In the case of any subcontracting of any Development or Manufacturing activities by Immatics under this Agreement to a Third Party, such Third Party must have entered into a written agreement with Immatics that includes terms and conditions that are consistent with the applicable terms and conditions in this Agreement, including terms and conditions protecting and limiting use and disclosure of Confidential Information at least to the same extent as under Article 12. Prior to engaging a Third Party as a subcontractor (other than any Approved Subcontractor), Immatics shall notify BMS (through the JSC) in advance of the identity of such Third Party and the activities that Immatics proposes such Third Party will perform.

(b) For clarity, BMS may subcontract any of its obligations under this Agreement to any Third Party, provided such Third Party must have entered into a written agreement with BMS that includes terms and conditions that are consistent with the applicable terms and conditions in this Agreement, including terms and conditions protecting and limiting use and disclosure of Confidential Information at least to the same extent as under Article 12.

(c) Each Party is responsible for compliance by its subcontractors performing its obligations under this Agreement with the applicable terms and conditions of this Agreement, including confidentiality provisions, and the subcontracting Party hereby expressly waives any requirement that the other Party exhaust any right, power, or remedy, or proceed against a subcontractor, for any obligation or performance hereunder prior to proceeding directly against the subcontracting Party.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

2.5 Non-Compete.

2.5.1 Exclusivity Covenant.

(a) Immatics hereby covenants and agrees that during the Term it will not, and will cause its Affiliates not to [**] (i) [**] engage in any Development, Manufacturing, or Commercialization activities with respect to any Competing Product [**].

(b) For clarity, the exclusivity obligations in this Section 2.5.1 (Exclusivity Covenant) shall not prevent Immatics or its Affiliates from [**] engaging in any Development, Manufacturing, or Commercialization activities with respect to any Cell Therapy Product or Cell Therapy or (ii) licensing (or granting any other right, including any option), authorizing, appointing or otherwise enabling any Third Party to do so.

2.5.2 [**].

2.5.3 [**].

2.6 Change of Control. [**].

2.7 Technology Transfer.

2.7.1 Materials Transfer. Immatics will transfer to BMS, at Immatics’ cost and expense, the amounts of [**] set forth in Schedule 2.7.1 (Materials Transfer) in accordance with the timelines set forth in Schedule 2.7.1 (Materials Transfer), which schedule shall also indicate [**]. Title to such amounts of [**] will transfer to BMS upon [**]. Prior to the date of the first shipment of [**] the Parties shall finalize and execute a quality agreement on customary terms that govern the transfer to BMS of [**] (the “Quality Agreement”), which Quality Agreement shall (a) set forth the additional roles and responsibilities relative to the quality of such [**]; (b) [**]; and (c) [**], Immatics hereby represents and warrants to BMS that, at the time of transfer to BMS, [**] shall (i) have been Manufactured in accordance with GMP and Applicable Law, (ii) conform to the Product Specifications, and (iii) not be adulterated or misbranded.

2.7.2 Immatics Technology Transfer and Assistance. Immatics shall (and shall cause its Affiliates to) cooperate with BMS (and its designees) and provide reasonable assistance to BMS (and its designees) to enable BMS (and its designees) to Exploit the Licensed Products (including any Licensed Compounds), as and to the extent reasonably and specifically requested by BMS, including [**]. Subject to Section 2.7.4 (Costs of Manufacturing Technology Transfer) with respect to the Manufacturing Technology Transfer, such technology transfer and assistance shall be at no additional cost to BMS. Such transfers will occur in an orderly fashion and in a manner such that the value, usefulness, and confidentiality of the transferred Immatics Know-How, Regulatory Materials, Regulatory Data, and other regulatory documentation are preserved in all material respects. Within [**] after the Effective Date, without limiting Immatics’ obligation to perform technology transfer in accordance with the foregoing provisions of this Section 2.7.2 (Immatics Technology Transfer and Assistance), Immatics will conduct an initial technology transfer in accordance with this Section 2.7.2 (Immatics Technology Transfer and Assistance), including with respect to the Immatics Know-How set forth in Schedule 2.7.2 (Initial Technology Transfer).

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

2.7.3 Manufacturing Technology Transfer. BMS shall have the right to require Immatics to initiate the Manufacturing Technology Transfer [**]. Without limiting the provisions of Section 2.7.2 (Immatics Technology Transfer and Assistance), Immatics will provide to BMS, and assist BMS with respect to, the transfer of Manufacturing capabilities with respect to the Licensed Compounds and Licensed Products to BMS (or its designee as directed by BMS) within [**] months of the initiation of the Manufacturing Technology Transfer, including [**] (the “Manufacturing Technology Transfer”) as provided in this Section 2.7.3 (Manufacturing Technology Transfer). Without limiting Immatics’ obligation to perform Manufacturing Technology Transfer, after BMS provides the Manufacturing Technology Transfer notice, the Parties will use good faith efforts to negotiate a manufacturing technology transfer plan detailing a plan for the Manufacturing Technology Transfer, which plan shall be consistent with this Section 2.7.3 (Manufacturing Technology Transfer) and an initial draft of which is attached hereto as Schedule 2.7.3 (Initial Manufacturing Technology Transfer Plan).

2.7.4 Costs of Manufacturing Technology Transfer. In connection with the Manufacturing Technology Transfer, Immatics will make available to BMS, at Immatics’ cost and expense, up to a total of [**] FTE hours of assistance provided by experienced Immatics CMC employees to perform Immatics’ obligations under Section 2.7.3 (Manufacturing Technology Transfer); provided that [**]. In the event BMS reasonably requests any assistance from Immatics in connection with the Manufacturing Technology Transfer that would require Immatics to expend efforts in excess of [**] FTE hours, Immatics shall provide such additional assistance and [**].

ARTICLE 3

GOVERNANCE

3.1 Joint Steering Committee.

3.1.1 Formation; Composition. No later than [**] after the Effective Date, the Parties will establish a joint steering committee (the “Joint Steering Committee” or “JSC”) comprised of up to three (3) representatives from each Party with sufficient seniority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities. Each Party may replace its JSC representatives at any time upon written notice to the other Party. Either Party’s representatives at the JSC may invite non-members to participate in the discussions and meetings of the JSC, provided that such participants will have no voting authority at the JSC and are bound by confidentiality and non-use obligations similar to those set out in Article 12 and such participation has been approved by the other Party prior to such discussion or meeting, such approval not to be unreasonably conditioned, withheld or delayed. The JSC will be chaired by one of the representatives from BMS (the “Chairperson”). The role of the Chairperson will be to convene and preside at meetings of the JSC. The Chairperson will have no additional powers or rights beyond those held by the other JSC representatives. The Alliance Managers will work with the Chairperson to prepare and circulate agendas and to ensure the preparation of minutes.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

3.1.2 Specific Responsibilities. The JSC will:

(a) facilitate the flow of information between the Parties with respect to the Development of the Licensed Compounds and Licensed Products in the [**], and review and discuss any Development reports and updates;

(b) review and discuss the Global Development Plan, and any update or amendment thereto;

(c) review and discuss manufacturing plans to support the Global Development Plan;

(d) review and approve any proposed subcontractor of Immatics to perform any of Immatics’ activities with respect [**];

(e) review and determine the format for the reports to be provided by Immatics pursuant to Section 4.7.3 (Immatics Status Updates in the Territory);

(f) review and discuss procedures [**];

(g) as needed, form subcommittees or working groups (in each case, that have no decision-making powers) that are responsible for the oversight and information sharing with respect to any specific aspect of activities under this Agreement with respect to [**]; and

(h) perform such other functions as appropriate, to further the purposes of this Agreement, in each case, as expressly set forth in this Agreement or as otherwise agreed in writing by the Parties.

3.1.3 Meetings. During the Term, the JSC will meet on a [**] basis, unless otherwise agreed to by the JSC. No later than [**] prior to any meeting of the JSC, the Alliance Managers will jointly prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, prior to such meeting so long as the other Party consents to such later addition of such agenda items (which consent shall not be unreasonably conditioned, withheld or delayed). The JSC may meet in person, by videoconference or by teleconference as agreed by the JSC; provided that, unless otherwise agreed by the Parties, at least [**] will be held in person. The location of the in-person JSC meetings will alternate between a location selected by BMS and a location selected by Immatics, with BMS selecting the location of the first in-person JSC meeting. Each Party will bear the expense of its respective JSC members’ participation in JSC meetings. Meetings of the JSC will be effective only if at least [**] JSC members from each Party (which members do not include such Party’s Alliance Manager) are present or participating (including by videoconference or teleconference) in such meeting. The Alliance Managers will be responsible for preparing reasonably detailed written minutes of all JSC meetings that reflect material decisions made and action items identified at such meetings. The Alliance Managers will send draft meeting minutes to each member of the JSC for review and approval within [**] after each JSC meeting. Such minutes will be deemed approved unless one (1) or more members of the JSC objects to the accuracy of such minutes within [**] Business Days of receipt.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

3.1.4 Decision-Making. The representatives from each Party on the JSC will have, collectively, one (1) vote on behalf of that Party, and the JSC would endeavor to make decisions on a unanimous basis; provided that disputes at the JSC will be handled in accordance with Section 3.2 (Resolution of JSC Disputes). For clarity, each Party will be responsible for day-to-day implementation and operations of the activities for which it has or is otherwise assigned responsibility under this Agreement; provided that such implementation is not inconsistent with the express terms of this Agreement, or the decisions of the Committees within the scope of their respective authority specified herein.

3.2 Resolution of JSC Disputes.

3.2.1 Within the JSC. The JSC will endeavor to make decisions on a unanimous basis; provided that if the JSC is unable to reach consensus on an issue for which it is responsible within [**] after a Party affirmatively states that a decision needs to be made, then such issue will be escalated by the Alliance Managers to the Designated Officers, and if the Designated Officers are unable to resolve such dispute within [**] after such matter has been referred to them, then [**].

3.2.2 [**]. Without [**] prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) [**], [**] may not unilaterally make a decision [**] that [**].

3.3 Discontinuation of Committees. The JSC and each other Committee shall continue to exist until the first to occur of: [**]. Additionally, [**]. If the JSC (and any Committee under the JSC) is disbanded, the JSC will have no further obligations under this Agreement and, thereafter, (1) the Alliance Managers will be the points of contact for the exchange of information between the Parties under this Agreement, (2) any requirement of a Party to provide information or other materials to the JSC or any other Committee shall be deemed a requirement to provide such information or other materials to the other Party, and (3) any references in this Agreement to decisions of the JSC will automatically become references to decisions by and between the Parties in writing, subject to the other terms of this Agreement and consistent with the terms of Section 3.2 (Resolution of JSC Disputes).

3.4 Alliance Manager. Within [**] of the Effective Date, each Party will appoint an individual (from the Party or from any Affiliate of such Party) who possesses a general understanding of Development, regulatory, Manufacturing, and Commercialization issues regarding pharmaceutical and biologic products to act as the facilitator of the meetings of the JSC and the first point of contact between the Parties with regard to questions relating to this Agreement or the overall business relationship and related matters between the Parties (each, an “Alliance Manager”). Each Alliance Manager (or his or her designee) will thereafter attend meetings of any committee and any subcommittee as a nonvoting observer, and each Alliance Manager (or his or her designee) may bring any matter to the attention of any committee or subcommittee that such Alliance Manager reasonably believes requires the attention of such committee or subcommittee. Each Party may replace its Alliance Manager at any time upon written notice to the other Party. Each Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager. Each Alliance Manager will (a) ensure awareness of the governance procedures and rules set forth herein and monitoring compliance therewith; and (b) identify and raise disputes to any committee or subcommittee for discussion in a timely manner.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

3.5 Scope of Committee Authority. For clarity and notwithstanding the creation of the JSC, and any subcommittees (the “Committees”), each Party will retain the rights, powers and discretion granted to it hereunder, and none of the Committees will be delegated or vested with such rights, powers or discretion unless such delegation or vesting is expressly provided herein, or the Parties expressly so agree in writing. No decision of any Committee or of [**] shall (a) finally determine any interpretation of this Agreement or the Parties’ rights or obligations hereunder or (b) conflict with any terms and conditions of this Agreement, nor be in contravention of Applicable Law in any material respect. None of the Committees nor [**] shall have the power to amend, waive or modify any term of this Agreement, which may only be amended or modified as provided in Section 16.1 (Entire Agreement; Amendment) or compliance with which may only be waived as provided in Section 16.14 (Waivers and Modification). It is understood and agreed that issues to be formally decided by the Committees are limited to those specific issues that are expressly provided in Section 3.1.2 (Specific Responsibilities) of this Agreement and in the Co-Commercialization Agreement, and the Disputes that are outside of the decision-making authority of the Committees as expressly set forth in the foregoing provisions will be resolved pursuant to Article 15 (Dispute Resolution).

ARTICLE 4

DEVELOPMENT

4.1 Overview of Development. Except for the Immatics Pre-Clinical Studies, Immatics CMC Activities, and the Immatics GDP Trial, BMS will have the sole right, directly or through its Affiliates, Sublicensees and subcontractors, to Develop the Licensed Compounds and Licensed Products for use in the Field and in the Territory. Notwithstanding anything to the contrary contained herein, except for the performance of the Immatics Pre-Clinical Studies, Immatics CMC Activities, and Immatics GDP Trial in accordance with Section 4.4 (Immatics Development), Immatics shall not, and shall cause its Affiliates not to, directly or indirectly, alone or with or through any Third Party, Develop the Licensed Compounds or Licensed Products in the Field in the Territory, or grant a Third Party any rights to do so.

4.2 Objectives under the Global Development Plan.

4.2.1 Development Diligence Obligations. BMS will use [**] to Develop and obtain Regulatory Approval (including Pricing Approval, if applicable) for [**] Licensed Product in at least one Indication in the Field in each of [**].

4.2.2 Compliance. Each Party will conduct the Development Activities allocated to such Party under the Global Development Plan in accordance with the Global Development Plan and sound and ethical business and scientific practices, and in compliance with all Applicable Law, including GCPs, GLPs and GMPs, and also including all applicable pharmacovigilance, data privacy, and data protection laws in the Territory, in all material respects. In addition, each Party will not use in any capacity, in connection with its Development of the Licensed Compounds or Licensed Products hereunder, any Person who has been debarred pursuant to Section 306 of the

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

FD&C Act (or similar Applicable Law outside of the U.S.), or who is the subject of a conviction described in such section. Each Party will inform the other Party in writing immediately if it or any Person who is performing services for such Party hereunder is debarred or is the subject of a conviction described in Section 306 (or similar Applicable Law outside of the U.S.), or if any action, suit, claim, investigation, or legal administrative proceeding is pending or, to such Party’s knowledge, is threatened, relating to the debarment of such Party or any Person used in any capacity by such Party in connection with its Development of the Licensed Compounds or the Licensed Products hereunder.

4.3 Global Development Plan.

4.3.1 General. A written Development plan will detail the pre-clinical studies and Clinical Trials for the Licensed Compounds and Licensed Products in the Field in the [**] in a global Development plan (the “Global Development Plan” or “GDP”), which the Parties will prepare review, and update as set forth in this Section 4.3 (Global Development Plan). The Global Development Plan will set forth, among other things, the following: [**].

4.3.2 Initial Global Development Plan and Updates and Amendments. The mutually agreed initial Global Development Plan for the Licensed Products (the “Initial Global Development Plan”) is attached hereto as Schedule 4.3.2 (Initial Global Development Plan). BMS will (a) [**], provide Immatics (through the JSC) with a reasonably detailed update to the then-current Global Development Plan, and (b) review, update, and amend as appropriate, the then-current Global Development Plan not less often than [**] to reflect any material changes, reprioritizations of, or additions to the Global Development Plan; provided, that the first such update will be consistent with Schedule 4.3.2 (Initial Global Development Plan); provided, further, any updates and amendments will be subject to the decision-making procedures set forth in Section 3.1.4 (Decision-Making) or Section 3.2 (Resolution of JSC Disputes). If the JSC is disbanded pursuant to Section 3.3 (Discontinuation of JSC), BMS will provide such updates or amendments no less often than [**]; provided that BMS shall be under no obligation to provide updates or amendments pursuant to this Section 4.3.2 following the earlier of (i) [**] or (ii) [**].

4.4 Immatics Development.

4.4.1 Immatics Development Activities. Subject to the terms of this Agreement, Immatics will be responsible [**] for the performance of (a) (i) all pre-clinical studies, (ii) all CMC related Development activities, and (iii) the first Phase I Clinical Trial of the first Licensed Product in Germany [**] (such pre-clinical studies, the “Immatics Pre-Clinical Studies”, such CMC related Development activities, the “Immatics CMC Activities”, and such Clinical Trial, the “Immatics GDP Trial”). [**].

4.4.2 Performance.

(a) Diligence. Immatics will be responsible for the performance and completion of, and will perform, at its sole cost and expense, each Immatics Pre-Clinical Study, all Immatics CMC Activities, and the Immatics GDP Trial, in each case in accordance with the Global Development Plan (including the Immatics GDP Plan set forth therein), and this Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

Without limiting the foregoing, Immatics shall use [**] to (i) Initiate the Immatics GDP Trial [**] and (ii) complete each Immatics Pre-Clinical Study, all Immatics CMC Activities, and the Immatics GDP Trial, in each case in accordance with the timelines set forth in Global Development Plan.

(b) Initiation of Immatics GDP Trial. If Immatics has not Initiated the Immatics GDP Trial within [**] after the Execution Date, except to the extent [**], then [**].

(c) Immatics GDP Trial Delay. If Immatics is not conducting the Immatics GDP Trial [**] (“Immatics GDP Trial Delay”), then BMS will provide written notice to Immatics, and, [**], the Parties will [**]. Upon receipt of such notice, [**]. If Immatics has not remedied such Immatics GDP Trial Delay within such period, [**]. [**].

(d) Immatics Generated Data. Subject in all cases to the provisions of Article 12, Immatics shall not, without the prior written consent of BMS, use the Immatics Generated Data for any purpose other than:

(i) to perform its obligations under this Agreement;

(ii) to file and Prosecute patent applications for Immatics Patents, and enforce and defend any resulting patents, in each case, in accordance with Article 9;

(iii) for [**];

(iv) as required by a Regulatory Authority or as may otherwise be required by Applicable Law;

(v) as may be necessary to comply with such Party’s internal policies and procedures with respect to pharmacovigilance and adverse event reporting;

(vi) [**]; and

(vii) such other uses as consented to by BMS in writing.

For clarity, Immatics owns the Immatics Generated Data, subject to its obligations hereunder and the rights granted to BMS with respect thereto. For the avoidance of doubt, until such time as the applicable Immatics Generated Data is published in accordance with this Agreement, Immatics may disclose the unpublished portions of the Immatics Generated Data solely as permitted pursuant to Section 12.5 (Publications).

(e) Pharmacovigilance Agreement. Promptly following the Effective Date (but in all cases within [**] after the Effective Date or prior to the Initiation of a Clinical Trial with a Licensed Compound or Licensed Product hereunder, including the Immatics GDP Trial), the Parties will negotiate in good faith a pharmacovigilance agreement on customary terms with respect to the exchange of safety data arising from the Immatics GDP Trial.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

(f) Immatics GDP Trial Sites and Informed Consent. Without limiting the provisions of this Section 4.4 (Immatics Development) or Section 5.1.1 (Immatics Pre-Clinical Studies, Immatics CMC Activities, and Immatics GDP Trial):

(i) Immatics shall be responsible for the selection of the Immatics GDP Trial sites and clinical trial investigators, and entering into clinical trial agreements in connection therewith, provided that, for any such clinical trial agreements that Immatics has not executed as of the Effective Date, Immatics shall provide such clinical trial agreements to BMS sufficiently prior to submission thereof so as to allow for a reasonable opportunity for BMS to review and comment thereon, which comments Immatics shall consider in good faith. BMS will provide such review and comment within [**] Business Days after receipt of each such clinical trial agreement. Immatics shall provide BMS with copies of any applicable clinical trial agreements that Immatics has executed as of the Effective Date. In all cases, the clinical trial agreements shall require the Immatics GDP Trial sites to comply with all Applicable Laws and will contain (A) terms and conditions protecting and limiting use and disclosure of Confidential Information at least to the same extent as under Article 12, and (B) intellectual property provisions that assign to Immatics rights in all Arising Technology, including all Immatics Generated Data, as provided for herein; and

(ii) Immatics shall be responsible for preparing and obtaining all necessary approvals and clearances, including EC (Ethic Committee) approvals, customs clearances and patient informed consent forms necessary for the conduct of the Immatics GDP Trial. Immatics shall prepare the patient informed consent form for the Immatics GDP Trial. Any changes to such model form shall be subject to BMS’ written consent, not to be unreasonably withheld. Immatics shall obtain all patient authorizations and consents for the Immatics GDP Trial, and Immatics shall ensure that all patient authorizations and consents in connection with the Immatics GDP Trial permit sharing of Immatics Generated Data with BMS in accordance with this Agreement, in each case, in accordance with applicable data protection and privacy laws, rules and regulations, including the EU General Data Protection Regulation (2016/679) or any other similar Applicable Laws.

4.4.3 Immatics Change of Control. In the event of a Change of Control of Immatics (or any of its controlling Affiliates) Immatics shall [**].

4.5 Development Costs. Subject to Immatics’ exercise of the Co-Funding Option and accordingly its responsibility for the Immatics Co-Funding Share in accordance with Section 4.6.2 (Exercise of Immatics Co-Funding Option), each Party will be solely responsible for one hundred percent (100%) of all costs [**] with respect to its Development Activities.

4.6 Immatics Co-Funding Option.

4.6.1 Grant of Option. BMS hereby grants to Immatics the option (the “Co-Funding Option”) to co-fund the Development of Licensed Products in the Field for the U.S.. No later than [**], BMS will provide Immatics with written notice thereof along with an [**], including [**] (the “[**] Notice”). Immatics may exercise the Co-Funding Option by providing written notice to BMS at any time beginning upon Immatics’ receipt of the [**] Notice and ending [**] days thereafter (the “Co-Funding Option Period” and the date Immatics provides such notice, the “Co-Funding Option Exercise Date”). If Immatics does not exercise the Co-Funding Option during the Co-Funding Option Period, then the Co-Funding Option will expire.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

4.6.2 Exercise of Immatics Co-Funding Option.

(a) Immatics Co-Funding Share. If Immatics exercises the Co-Funding Option during the Co-Funding Option Period, (i) Immatics will be responsible for [**], the “Immatics Co-Funding Share”); and (ii) Immatics will be entitled to receive the increased Royalty Rates on Net Sales of Licensed Products as set forth in Section 8.5.2 (Royalty Rates for Licensed Products upon Exercise of Co-Funding Option) during the Co-Funding Term (the “Immatics Co-Funding Participation Right”). For the purposes of determining the Immatics Co-Funding Share, Development Costs will [**].

(b) Annual Development Budget. During the Co-Funding Term, at least [**], BMS shall provide Immatics with a detailed annual budget for Development Costs anticipated to be [**] (each, an “Annual Development Budget”) and a [**]. Each Annual Development Budget and [**] delivered by BMS shall be deemed to be an update of any budgets delivered prior to the start of the immediately preceding Calendar Year. [**].

(c) Invoices and Payments. Upon and after Immatics’ exercise of the Co-Funding Option, within [**] of the end of each [**], BMS will provide to Immatics an invoice setting forth the Immatics Co-Funding Share for the preceding [**], including reasonable detail of all Development Costs incurred by BMS and its Affiliates for the preceding [**]. Immatics shall pay to BMS the Immatics Co-Funding Share within [**]after receipt of the applicable invoice in accordance with the terms of Section 8.17 (Mode of Payments).

(d) Immatics’ Co-Funding Opt-Out Right. [**], Immatics may irrevocably terminate the Immatics Co-Funding Participation Right (such termination, the “Co-Funding Opt-Out Right”). [**]. If Immatics exercises the Co-Funding Opt-Out Right, then:

(i) Immatics shall continue to be obligated to share any Development Costs incurred during the Co-Funding Term (i.e., prior to the period ending on the last day of the Calendar Quarter in which the Co-Funding Opt-Out Right is effective), and, prior to the expiration of the Co-Funding Term, [**];

(ii) Immatics shall not be obligated to share any Development Costs incurred after the expiration of the Co-Funding Term (i.e., after the period ending on the last day of the Calendar Quarter in which the Co-Funding Opt-Out Right is effective), and effective after the expiration of the Co-Funding Term [**]; and

(iii) BMS shall have the right, in its sole and absolute discretion, by written notice delivered to Immatics at any time after the expiration of the Co-Funding Term, to disband each of the Committees and terminate the activities of each of the Committees and thereafter undertake all activities assigned by this Agreement to any of the Committees solely and exclusively by itself.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

4.6.3 BMS Termination of Immatics Co-Funding. BMS may, without prejudice to any other remedies available to its at law or in equity, irrevocably terminate the Immatics Co-Funding Participation Right upon written notice to Immatics (such notice, “BMS Co-Funding Termination Notice”) in the event that [**]. In such event:

(a) Immatics shall continue to be obligated to share any Development Costs incurred during the Co-Funding Term (i.e., prior to the period ending on the last day of the Calendar Quarter in which the BMS Co-Funding Termination Notice is effective), and, prior to the expiration of the Co-Funding Term, [**];

(b) Immatics shall not be obligated to share any Development Costs incurred after the expiration of the Co-Funding Term (i.e., after the period ending on the last day of the Calendar Quarter in which the BMS Co-Funding Termination Notice is effective), and effective after the expiration of the Co-Funding Term [**]; and

(c) BMS shall have the right, in its sole and absolute discretion, by written notice delivered to Immatics at any time after the expiration of the Co-Funding Term, to disband each of the Committees and terminate the activities of each of the Committees and thereafter undertake all activities assigned by this Agreement to any of the Committees solely and exclusively by itself.

4.7 Records, Reports, and Information.

4.7.1 General. Each Party will, and will cause each of its Related Parties to, maintain current and accurate records of all Development Activities conducted by it and them under this Agreement and all data and other information resulting from such activities (which records will include, as applicable, books, records, reports, research notes, charts, graphs, comments, computations, analyses, recordings, photographs, computer programs, and documentation thereof (e.g., samples of materials and other graphic or written data generated in connection with such Development Activities)). Such records will properly reflect all work done and results achieved in the performance of such Development Activities in sufficient detail and in good scientific manner appropriate for regulatory and patent purposes. Each Party will document all of its Development Activities to be conducted pursuant to this Agreement in formal written study reports according to applicable national and international guidelines (e.g., ICH, GCP and GLP).

4.7.2 BMS Status Updates in the Territory. At least [**], BMS will provide Immatics with reports summarizing, since the previous such report, (a) [**], and (b) [**]; provided that if the JSC is disbanded pursuant to Section 3.3 (Discontinuation of JSC), BMS will provide such reports at least [**].

4.7.3 Immatics Status Updates in the Territory. At least [**], Immatics will provide BMS with reports summarizing, since the previous such report (in a format determined by the JSC), the Development Activities with respect to any Immatics Pre-Clinical Study(ies), Immatics CMC Activities, and the Immatics GDP Trial, and such other information reasonably requested by BMS. Without limiting the foregoing, Immatics will promptly provide to BMS copies of data and results generated in connection with Immatics’ Development Activities with respect to any Immatics Pre-Clinical Study, Immatics CMC Activities, and the Immatics GDP Trial, and, for clarity, all such data and results shall be considered Immatics Generated Data.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

4.8 Patient Privacy and Data Protection. Subject to the terms of this Agreement, and prior to the processing of any personal data pursuant to this Agreement, Immatics and BMS shall define and finalize the responsibilities of the Parties with respect to the control, processing and transfer of personal data as contemplated by and pursuant to this Agreement. These responsibilities shall include mutually acceptable guidelines and procedures for the processing, receipt, investigation, recordation, communication, and exchange (as between the Parties) and regulatory submission of personal data pursuant to this Agreement. Such agreed procedures shall include, if applicable, the Standard Contractual Clauses published by the European Commission on June 27, 2021 to comply with the General Data Protection Regulation (EU) 2016/679. All such agreed responsibilities, guidelines and procedures shall be set forth in a written joint controllership agreement between the Parties and supported by the appropriate mechanism for the transfer of personal data.

ARTICLE 5

REGULATORY

5.1 Regulatory Filings and Regulatory Approvals.

5.1.1 Immatics Pre-Clinical Studies, Immatics CMC Activities, and Immatics GDP Trial.

(a) Immatics will be responsible for the preparation of all Regulatory Materials for any Immatics Pre-Clinical Studies, Immatics CMC Activities or the Immatics GDP Trial; provided that such Regulatory Materials shall be subject to the prior review and approval of BMS, such approval not to be unreasonably withheld or delayed. BMS will provide such approval, or a written explanation for why such approval is being withheld or delayed, within [**] (or such shorter time period as required by a Regulatory Authority) after receiving Immatics’ request therefor. Once approved by BMS, Immatics shall submit such Regulatory Materials, as applicable, to the applicable Governmental Authorities in the Territory. All Regulatory Materials for any Immatics Pre-Clinical Studies, Immatics CMC Activities or the Immatics GDP Trial will be held and owned by Immatics (or its Affiliate) in its name, until such time as such Regulatory Materials, if any, are transferred and assigned to BMS (or its designee) pursuant to Section 5.1.1(c). After such transfer of Regulatory Materials, BMS (or its designee) shall be responsible for any submissions to Regulatory Authorities related to the Immatics Generated Data.

(b) Immatics shall interact with Regulatory Authorities in connection with respect to matters related to the Immatics Pre-Clinical Studies, Immatics CMC Activities or the Immatics GDP Trial; provided, that, in connection with any such activities by Immatics, Immatics shall consult and coordinate with BMS with respect thereto (including allowing BMS to attend or participate in any meetings or other interactions with Regulatory Authorities) and Immatics shall accommodate and comply with any requests made by BMS in connection therewith (including that Immatics shall submit to BMS a copy of (i) any proposed filings and correspondence with any Regulatory Authority for BMS’ review and approval prior to submission thereof, and (ii) any correspondence received from any Regulatory Authority).

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

(c) At BMS’ written request following the completion of the Immatics GDP Trial, Immatics shall assign and transfer, or cause to be assigned and transferred to the extent not owned by Immatics, to BMS (or its designee), promptly ([**]) any and all Regulatory Materials for the Licensed Product, including providing true, accurate and complete hard and electronic copies thereof to BMS, provided Immatics may retain copies of such Regulatory Materials for the sole purpose of compliance with Applicable Law.

5.1.2 BMS Responsibility for Other Regulatory Materials. Except as otherwise set forth in Section 5.1.1 (Immatics Pre-Clinical Studies, Immatics CMC Activities and the Immatics GDP Trial), as between the Parties, BMS will have the sole right, directly or through its Affiliates, Sublicensees and subcontractors, to prepare and submit Regulatory Materials for obtaining and maintaining the Regulatory Approvals for the Licensed Products in the Field in the Territory (including in connection with patient information leaflets, product inserts, and labeling and packaging for the Licensed Products in the Field in the Territory).

5.1.3 Cost of Regulatory Activities. All regulatory costs incurred by a Party or its Affiliates in connection with the preparation, submission and maintenance of any Regulatory Materials for, and obtaining of Regulatory Approvals of, the Licensed Products in the Field in the Territory as set forth in Section 5.1.1 (Immatics Pre-Clinical Studies, Immatics CMC Activities and Immatics GDP Trial) or 5.1.2 (BMS Responsibility for Other Regulatory Materials), as applicable, will be borne by such Party.

5.1.4 Regulatory Reporting. As part of the [**] updates provided in Section 4.7.1 (Records, Reports, and Information; General), BMS will keep Immatics reasonably informed in connection with the preparation of all [**] Regulatory Materials, Regulatory Authority review of Regulatory Materials and Regulatory Approvals, in each case, with respect to the Licensed Products for sale in the Field in the [**].

5.2 Rights of Reference; Further Assurances. Subject to the rules of the relevant Regulatory Authority and the terms and conditions of this Agreement, Immatics hereby grants to BMS and its Related Parties a right of reference to any Regulatory Approval owned or Controlled by Immatics or any of its Affiliates during the Term relating to any Licensed Compound (or product containing a Licensed Compound), including the right to rely upon, access, inspect, copy, and otherwise use all information and data included in or used to support any such Regulatory Approval, solely for BMS’ or its Related Parties’ use in the Exploitation of the Licensed Compounds and Licensed Products in the Field in the Territory. In furtherance of the foregoing, Immatics (and its Affiliates) will take such actions as may be reasonably requested by BMS to give effect to the intent of the foregoing provisions and to give BMS and its Related Parties the benefit of the foregoing right of reference. Such actions may include providing a signed statement that BMS and its Related Parties may rely on, and that the Regulatory Authority may access, in support of the BMS (or its Related Party’s) application for Regulatory Approval in the Field or providing any underlying raw data or information submitted by Immatics (or its Affiliates) to the Regulatory Authority with respect to any Regulatory Materials or Regulatory Approvals owned or Controlled by Immatics or its Affiliates that relates to Licensed Compound (or product containing a Licensed Compound).

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

ARTICLE 6

COMMERCIALIZATION

6.1 Commercialization in the Field in the Territory. Subject to Immatics’ Co-Commercialization Option, BMS will have the sole right, directly or through its Affiliates, Sublicensees and subcontractors, to Commercialize the Licensed Compounds and Licensed Products in the Territory for use in the Field, and will be responsible for the costs and expenses (including Pre-Marketing and other Commercialization costs and expenses) incurred by it in connection with the Commercialization of the Licensed Products in the Territory for use in the Field.

6.2 BMS’ Performance.

6.2.1 Commercialization Diligence Obligations. BMS will use [**] to Commercialize [**] Licensed Product for use in the Field in [**].

6.2.2 Compliance. In connection with BMS’ Commercialization of the Licensed Products in the Field in the Territory, BMS will comply with all Applicable Law in all material respects.

6.3 Immatics Co-Commercialization Option.

6.3.1 Grant and Exercise of Option. BMS hereby grants to Immatics the option to co-promote Licensed Products in the U.S. on a fee for service basis in accordance with Section 6.3.2 (the “Co-Commercialization Option”). No earlier than [**] months [**]. Immatics may exercise the Co-Commercialization Option, by providing written notice to BMS at any time until the earlier of (i) [**] following its receipt of [**] constituting [**] (the “[**]”) from BMS from the [**] Registrational Trial for a Licensed Product and (ii) [**] months before the anticipated First Commercial Sale [**] of the first Licensed Product in the U.S. (the “Co-Commercialization Option Deadline”). During the Co-Commercialization Option term until the later of (A) Immatics exercising the Co-Commercialization Option and (B) the Co-Commercialization Option Deadline, BMS will provide Immatics [**]. If Immatics does not exercise the Co-Commercialization Option prior to the Co-Commercialization Option Deadline, or in the event of any Change of Control of Immatics (or any of its controlling Affiliates) prior to Immatics’ exercise of the Co-Commercialization Option, the Co-Commercialization Option will expire, and Immatics shall have no further rights with respect to the Co-Commercialization Option.

6.3.2 Co-Commercialization Agreement. Within [**]after Immatics exercises the Co-Commercialization Option for Licensed Products, Immatics and BMS will promptly negotiate in good faith an agreement (the “Co-Commercialization Agreement”), which will contain the business terms set forth on Schedule 6.3.2 (Co-Commercialization Agreement Terms) and other standard contractual provisions. Immatics shall not perform any of its co-Commercialization activities or otherwise Commercialize Licensed Products until the Parties have executed such Co-Commercialization Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

ARTICLE 7

SUPPLY

7.1 Supply of Licensed Compounds and Licensed Products to BMS. During the period beginning on the Effective Date and ending on [**] (the “Supply Period”), unless BMS notifies Immatics in writing that it no longer desires Immatics to Manufacture and supply Licensed Compounds or Licensed Products to BMS (and its Related Parties), Immatics shall Manufacture (or have Manufactured) and supply to BMS (and its Related Parties) Licensed Compounds and Licensed Products, in quantities as reasonably requested by BMS (or its Related Party) for the purpose of performing Development Activities, pursuant to supply agreements and associated quality agreements (collectively, “Supply Agreements”) to be entered into by the Parties in good faith within [**] after the Effective Date (or such other period of time as agreed to by the Parties in writing). The Supply Agreements will include the terms consistent with Immatics’ written agreements with its Third Party contract manufacturers. During the Supply Period, BMS shall pay Immatics for (a) [**] and (b) [**].

7.2 Supply of Licensed Compounds and Licensed Products for Immatics Pre-Clinical Studies, Immatics CMC Activities, and the Immatics GMP Trial. Immatics shall be responsible, at its cost, for Manufacturing and supplying sufficient quantities of Licensed Compounds and Licensed Products for the conduct of the Immatics Pre-Clinical Studies, Immatics CMC Activities, and Immatics GDP Trials as described in the GDP. With respect to any such Licensed Compounds and Licensed Products, Immatics hereby represents and warrants to BMS that such Licensed Compounds and Licensed Products shall (a) have been Manufactured in accordance with GMP and Applicable Law, (b) conform to the Product Specifications with respect thereto and (c) not be adulterated or misbranded.

7.3 Other Supply of Licensed Compounds and Licensed Products. Except as otherwise set forth in Section 7.1 (Supply of Licensed Compounds and Licensed Products to BMS) and Section 7.2 (Supply of Licensed Compounds and Licensed Products for Immatics Pre-Clinical Studies, Immatics CMC Activities, and the Immatics GDP Trial), BMS will have the sole right, directly or through its Affiliates, Sublicensees and subcontractors, to Manufacture the Licensed Compound and Licensed Products for use in the Field in the Territory.

ARTICLE 8

PAYMENTS

8.1 Upfront License Fee. Within [**] from the Effective Date, BMS will make a one-time payment to Immatics of one hundred fifty million Dollars ($150,000,000) (“Upfront License Fee”). The Upfront License Fee will be nonrefundable and noncreditable against any other payments due hereunder.

8.2 Development Milestone Payments. BMS will pay to Immatics the one-time milestone payments described in this Section 8.2 (Development Milestone Payments) and set forth

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

in Table 8.2 (Development Milestones) below following the first achievement by BMS (or its Related Parties) of the corresponding milestone events for the first Licensed Product in the Field in the Territory (each such Development milestone event, a “Development Milestone” and its corresponding milestone payment, a “Development Milestone Payment”). BMS will promptly notify Immatics in writing of, but in no event later than [**] after, the achievement of each Development Milestone (each, a “Development Milestone Notification Notice”). BMS will pay the applicable Development Milestone Payment set forth in Table 8.2 (Development Milestones) by electronic transfer of immediately available funds, into an account designated by Immatics, within [**] after the achievement (first occurrence) of the applicable Development Milestone; provided, however, that [**]. Development Milestone Payments previously paid by BMS for any Licensed Product would not be paid again for any additional Licensed Product that achieves such Development Milestones. Further, [**]. For clarity, [**].

Table 8.2 Development Milestones
Development Milestone	[**]	[**]	[**]
Initiation of the first Registrational Trial [**]	[**]	[**]	[**]
Regulatory Approval from [**]	[**]	[**]	[**]
Regulatory Approval from [**]	[**]	[**]	[**]
Regulatory Approval from [**]	[**]	[**]	[**]
Maximum Development Milestone Payments	[**]	[**]	[**]

8.3 Sales Milestones Payments. Within [**] following the date that each sales milestone events described in Table 8.3 below is first achieved hereunder for the first Licensed Product, whether by BMS or any Related Party, BMS will pay Immatics the corresponding one-time payment set forth in Table 8.3 (each such sales milestone event, a “Sales Milestone” and its corresponding milestone payment, a “Sales Milestone Payment”). Such Sales Milestone Payment will be paid by electronic transfer of immediately available funds into an account designated by Immatics.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

Table 8.3 Sales Milestones
Sales Milestone [**]:	Sales Milestone Payment
$[**]	$[**]
$[**]	$[**]
$[**]	$[**]
$[**]	$[**]
Maximum Sales Milestone Payments	$[**]

For clarity, (a) [**], and (b) if two (2) or more Sales Milestones are achieved in the same Calendar Year, then payment of the corresponding Sales Milestone Payments will be concurrently due for all such achieved Sales Milestones. By way of example, [**].

8.4 Payments for the first Licensed Product. All Milestone payments described in Section 8.2 (Development Milestone Payments) and Section 8.3 (Sales Milestones Payments) (collectively, “Milestone Payments”) will be paid [**].

8.5 Royalty Payments.

8.5.1 Royalty Rates. As further consideration for the rights granted to BMS under this Agreement, subject to [**], during each applicable Royalty Term, BMS will pay to Immatics [**] a tiered royalty on [**]worldwide Net Sales of the Licensed Products in the Field in the Territory, on a [**] basis, based on the Royalty Rates as set forth in Table 8.5.1.

Table 8.5.1 Royalties for Licensed Products without Co-Funding Obligations
Net Sales Thresholds [**] worldwide Net Sales for [**]	Royalty Rates for [**]
[**]	[**]%
[**]	[**]%
[**]	[**]%
[**]	[**]%
[**]	[**]%

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

8.5.2 Royalty Rates for Licensed Products upon Exercise of Co-Funding Option. If Immatics exercises its Co-Funding Option pursuant to Section 4.6.2(a) (Immatics Co- Funding Share), and provided that [**], during each applicable Royalty Term, in lieu of the Royalty Rates on Net Sales of Licensed Products set forth in Section 8.5.1 (Royalty Rates), subject to [**], BMS will pay to Immatics [**] a tiered royalty on [**] Net Sales of the Licensed Products in the Field in the Territory, on a [**] basis, based on the Royalty Rate as set forth in Table 8.5.2:

Table 8.5.2 Co-Funding Option Royalties for Licensed Products
[**]
Net Sales Thresholds [**] Net Sales for [**] in [**]:	Royalty Rates
[**]	[**]%
[**]	[**]%
[**]	[**]%
[**]	[**]%
[**]	[**]%
Within [**]
Net Sales Thresholds [**] Net Sales for [**] in [**]:	Royalty Rates
[**]	[**]%
[**]	[**]%
[**]	[**]%
[**]	[**]%
[**]	[**]%

8.5.3 Provisions Applicable to Royalty Payments.

(a) BMS’ royalty obligations to Immatics under this Section 8.5 (Royalty Payments) shall apply on a [**] basis only during the applicable Royalty Term for [**]. Following expiration of the applicable Royalty Term for a given Licensed Product in a given country, as applicable, no further royalties will be payable in respect of sales of such Licensed Product in such country and thereafter the license granted to BMS hereunder with respect to such Licensed Product in such country will automatically become fully paid-up, perpetual, irrevocable and royalty-free. For clarity, with respect to each Licensed Product and a country in the Territory, no Royalty Payments shall be due or payable on any future sales of such Licensed Product in such country held in inventory as of the date of expiration of the Royalty Term for such Licensed Product in such country.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

(b) The applicable Royalty Rates set forth in the applicable table above will apply only to that portion of the [**]Net Sales of the applicable Licensed Product during a [**] that falls within the indicated range. For clarity, (i) if no royalty is payable on a given unit of Licensed Product (e.g., following the Royalty Term for a given Licensed Product in a given country), then the Net Sales of such unit of Licensed Product shall not be included for purposes of determining the royalties or royalty tiers, (ii) Net Sales of a given Licensed Product will not be combined with Net Sales of any other Licensed Product for purposes of determining the royalties or royalty tiers, and (iii) with respect to each of the Licensed Products for which a royalty is payable, only one royalty shall be payable by a Party to the other Party for each sale of such Licensed Product.

8.6 Biosimilar Competition. [**]

8.7 Expiration of Valid Claims. [**]

8.8 [**].

8.9 Compulsory Licenses. [**].

8.10 Royalty Floor. [**].

8.11 Royalty Payments and Reports. BMS will calculate all Royalty Payments payable to Immatics pursuant to Section 8.5 (Royalty Payments) with respect to Net Sales of each Licensed Product at the end of each [**], which amounts will be converted to Dollars at such time in accordance with Section 8.16 (Currency Conversion). BMS will pay to Immatics the Royalty Payments due for Net Sales during a given Calendar Quarter within [**] after the end of such [**]. Each Royalty Payment due to Immatics will be accompanied by a statement of the amount of Net Sales of each Licensed Product, [**]. Without limiting the generality of the foregoing, BMS will require its Related Parties to account for its Net Sales and to provide such reports with respect thereto as if such sales were made by BMS.

8.12 [**] Third Party License Agreements. [**].

8.13 [**]Third Party License Agreements. [**].

8.14 Late Payments. Any amount required to be paid by a Party hereunder that is not paid on the date due will accrue interest at an annual rate of [**] ([**]%) percentage point above the prime rate as published by Citibank, N.A., New York, New York, or any successor thereto, at 12:01 a.m. on the first day of each [**] in which such payments are overdue, (or the maximum legal interest rate allowed by Applicable Law, if less) from and after such date calculated on the number of days such payment is late and the late Party will be responsible for reasonable legal fees and expenses incurred by the other Party in connection with the collection thereof.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

8.15 Taxes and Withholding.

8.15.1 Generally. Each Party will pay any and all income taxes levied on account of all payments it receives under this Agreement except as otherwise provided in this Section 8.15 (Taxes and Withholding).

8.15.2 Tax Withholding.

(a) Each Party shall [**] such taxes as are required to be deducted or withheld therefrom under any provision of Applicable Law. The Party that is required to make such withholding (the “Paying Party”) will (i) [**], (ii) [**], and (iii) [**] to the other Party (the “Payee Party”) on a timely basis following that tax payment. Notwithstanding the foregoing, the Parties acknowledge and agree that [**]. Each Party agrees to reasonably cooperate with the other Party in claiming refunds or exemptions from such deductions or withholdings under any relevant agreement or treaty which is in effect to ensure that any amounts required to be withheld pursuant to this Section 8.15.2 are reduced in amount to the fullest extent permitted by Applicable Law. [**].

(b) [**].

8.15.3 Tax Documentation. Immatics has provided a properly completed and duly executed IRS Form W-8BEN-E (or other applicable form) to BMS. Prior to the receipt of any payment under this Agreement, Immatics (and any other recipient of payments by BMS under this Agreement) shall, to the extent it is legally permitted to, provide to BMS, at the time or times reasonably requested by BMS or as required by Applicable Law, such properly completed and duly executed documentation (for example, IRS Forms W-8 or W-9 or foreign equivalents) as will permit payments made under this Agreement to be made without, or at a reduced rate of, withholding for taxes. Following Immatics’ exercise of the Co-Funding Option or the Co-Commercialization Option, BMS shall obtain and provide Immatics with a valid certificate once issued by the applicable German tax authorities establishing BMS’ exemption from German withholding tax. Immatics agrees that BMS may disclose this Agreement and the terms hereof in accordance with the provisions of Section 12.4 (Terms of this Agreement).

8.15.4 Indirect Taxes. Notwithstanding anything to the contrary in this Agreement, in the event that any transfer, documentary, sales, use, stamp, registration, VAT, goods and services Tax or other similar tax (each an “Indirect Tax”) is imposed under Applicable Law and subject an invoice in compliance with Applicable Law with respect to the transactions, payments or the related transfer of rights or other property pursuant to the terms of this Agreement, and if such Indirect Tax arises solely as a result of any action taken by BMS or its Affiliate or Sublicensee or successor or assignee after the Effective Date, including an assignment of this Agreement as permitted under Section 16.5 of this Agreement, a change in the tax residency of BMS, or the payments arise or are deemed to arise through a breach of BMS, then BMS shall timely pay and be responsible for (and shall indemnity Immatics for) any such Indirect Tax. If Immatics directly pays any such Indirect Taxes, BMS shall promptly reimburse Immatics for such Indirect Taxes including all reasonable related costs. If the Indirect Taxes originally paid or otherwise borne by BMS are in whole or in part subsequently determined not to have been chargeable, all reasonably necessary steps will be taken by Immatics to obtain a refund of those undue Taxes from the applicable governmental authority and any amount of undue Indirect Taxes repaid by such authorities to Immatics will be transferred to BMS within [**] days of receipt. The Parties shall cooperate in good faith to insure the correct Indirect Taxes are charged and corresponding tax returns are filed.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

8.16 Currency Conversion. All payments hereunder will be made in Dollars. For the purpose of calculating any sums due under, or otherwise reimbursable pursuant to, this Agreement (including the calculation of Net Sales expressed in currencies other than Dollars). Conversion of sales recorded in local currencies to Dollars shall be performed in a manner consistent with BMS’ normal practices used to prepare its audited financial statements for internal and external reporting purposes.

8.17 Mode of Payments. All payments to either Party under this Agreement shall be made by electronic funds transfer in Dollars in the requisite amount to such bank account as the receiving Party may from time to time designate by notice to the paying Party.

8.18 Offset Rights. Each Party shall [**].

8.19 Records; Audits. BMS, its Affiliates and any Sublicensees will keep full, true, and accurate records and books of account containing all particulars that may be necessary for the purpose of confirming the accuracy of, and calculating, as applicable, [**], during the Term and for [**] thereafter or such longer period as required by Applicable Law, Immatics will have a right to request an audit of BMS and its Affiliates in order to confirm the accuracy of the foregoing as provided in this Section 8.19 (Records; Audits) (an “Audit”); provided, however, that Immatics will only have the right to request such Audit [**] during any given Calendar Year and [**], and may only Audit the records or books during the [**] period immediately prior to the date of such Audit. Upon the written request by Immatics to Audit BMS and its Affiliates, Immatics will engage an independent, internationally recognized accounting firm reasonably acceptable to BMS to perform a review as is reasonably necessary to enable such accounting firm to calculate or otherwise confirm the accuracy of [**], in each case, for the Calendar Year(s) requested by Immatics; provided that (1) such accounting firm will be given access to, and will be permitted to examine and copy such books and records of BMS and its Affiliates upon [**] prior written notice to BMS, and at all reasonable times on Business Days, (2) prior to any such examination taking place, such accounting firm will enter into a confidentiality agreement with BMS reasonably acceptable to BMS in order to keep all information and data contained in such books and records strictly confidential and only use the same for the purpose of the reviews, preparation of any audit reports or findings, or calculations that they need to perform in order to determine any amounts being reviewed, and (3) such accounting firm will use reasonable efforts to minimize any disruption to BMS’ business. BMS will make personnel reasonably available during regular business hours to answer queries on all such books and records to the extent required for the purpose of the Audit. The accounting firm will deliver a copy of their findings to each of the Parties within [**] of the completion of the review, and, unless BMS invokes the dispute resolution mechanism set forth in Section 15.1 (Disputes) within [**] of BMS’ receipt of such finding, the findings of such accounting firm will be final and binding on each of the Parties. Any undisputed underpayments by BMS will be paid to Immatics within [**] of notification of the results of such Audit. Any undisputed overpayments made by BMS will be refunded by Immatics within [**] of notification of the results of such Audit. The cost of the accounting firm will be the responsibility of Immatics unless the accounting firm’s calculation shows that the [**], to be greater than [**], than the amounts as paid or reported by BMS for the period subject to the Audit, in which case, BMS will reimburse Immatics for the reasonable cost of the Audit.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

ARTICLE 9

INTELLECTUAL PROPERTY MATTERS

9.1 Ownership.

9.1.1 Background Technology. As between the Parties, and except with respect to any Arising Technology (which is addressed in Section 9.1.2 (Arising Technology)) and subject to the rights and licenses granted by Immatics to BMS hereunder: (a) Immatics will retain all rights, title, and interest in and to any Patent, Know-How, and other intellectual property right (including inventions arising from invention disclosure records filed prior to the Execution Date and any Patents claiming such inventions) owned or Controlled by Immatics or any of its Affiliates as of the Effective Date or generated or obtained by or on behalf of Immatics or any of its Affiliates during the Term outside of the scope of performance of activities under this Agreement, and (b) BMS will retain all rights, title, and interest in and to any Patent, Know-How, and other intellectual property right owned or Controlled by BMS or any of its Affiliates as of the Effective Date or generated or obtained by or on behalf of BMS or any of its Affiliates during the Term outside of the scope of performance of activities under this Agreement.

9.1.2 Arising Technology.

(a) “Arising Know-How” means any and all Know-How (including, for clarity, all Inventions and data) developed, created, conceived, or reduced to practice during the Term solely by or on behalf of a Party or any of its Affiliates or jointly by or on behalf of Immatics or any of its Affiliates and BMS or any of its Affiliates in the performance of activities under this Agreement. “Arising Patent” means any Patent claiming any such Arising Know-How. “Arising Technology” means the Arising Know-How and Arising Patents, with inventorship being determined in accordance with United States patent laws. German patent Applicable Law related to compensation of German inventors will apply to any activities performed under this Agreement by a Party’s German employees, including its employees working outside of Germany under a contract based on German law. Arising Know-How invented solely by or on behalf of Immatics or any of its Affiliates (collectively, the “Immatics Arising Know-How”), and all Arising Patents claiming any such Immatics Arising Know-How (the “Immatics Arising Patents”) will be solely owned by Immatics or any of its Affiliates (the Immatics Arising Know-How and Immatics Arising Patents collectively, “Immatics Arising Technology”). Arising Know-How invented solely by or on behalf of BMS or any of its Affiliates (collectively, the “BMS Arising Know-How”), and all Arising Patents claiming any BMS Arising Know-How (the “BMS Arising Patents”) will be solely owned by BMS or any of its Related Parties (the BMS Arising Know-How and BMS Arising Patents collectively, the “BMS Arising Technology”). Arising Technology invented jointly by or on behalf of Immatics or any of its Related Parties and BMS or any of its Related Parties (“Joint Arising Know-How”), and all Arising Patents claiming any such Joint Arising Know-How (the “Joint Arising Patents”) will be jointly owned by both Parties (Joint Arising Know-How and the Joint Arising Patents are together, the “Joint Arising Technology”).

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

(b) Immatics will promptly disclose to BMS any (i) Immatics Arising Technology that is necessary or reasonably useful to Exploit the Licensed Compounds or Licensed Products, (ii) Immatics Product Know-How, and (iii) Immatics Generated Data. Each Party will promptly disclose to the other Party any Joint Arising Technology. Immatics will require its Affiliates, and all of its or its Affiliates’ employees, licensees, sublicensees, independent contractors and agents involved in the Exploitation of Licensed Compounds or Licensed Products (including the performance of any Development Activities) to assign all of its or their right, title and interest in or to any Arising Technology to Immatics. Each Party will, and will cause its Affiliates, and all of its or its Affiliates’ employees, licensees, sublicensees, independent contractors and agents involved in the Exploitation of the Licensed Compounds or Licensed Products (including the performance of any Development Activities) to cooperate and take all additional actions and to execute such agreements, instruments and documents as may be reasonably required to perfect the other Party’s right, title and interest in and to Arising Technology.

(c) Each Party will have an undivided one-half (1/2) interest in and to the Joint Arising Technology. Each Party will have the right to exercise its ownership rights in and to such Joint Arising Technology, including the right to license and sublicense or otherwise to exploit, transfer, or encumber its ownership interest, without [**], but subject [**]. At the reasonable written request of a Party, the other Party will in writing grant such consents and confirm that no such [**]is required to effect the foregoing regarding Joint Arising Technology. Each Party, for itself and on behalf of any of its Related Parties, and employees, subcontractors, consultants, and agents of any of the foregoing, hereby assigns (and to the extent such assignment can only be made in the future hereby agrees to assign) to the other Party a joint and undivided interest in and to all Joint Arising Technology, to the extent required to give effect to the other Party’s joint ownership rights in such Joint Arising Technology in accordance with the first sentence of this Section 9.1.2(c). [**].

9.2 Intellectual Property Committee.

9.2.1 On the Effective Date, the Parties shall establish an intellectual property committee (the “IPC”) to facilitate cooperation between the Parties with respect to intellectual property matters under this Agreement. The IPC shall (a) serve as a forum to discuss all material issues relating to the intellectual property that is the subject of this Agreement and (b) select counsel for, and determine strategy in connection with, the filing, prosecution, maintenance, enforcement and defense of any [**]. [**], which representative shall be duly authorized under their respective internal governance procedures to make the decisions or carry out the activities given to them under this Agreement.

9.2.2 The IPC may change its size from time to time by mutual, unanimous consent of its members; provided that the IPC shall consist at all times of an equal number of representatives of each of BMS and Immatics. Each Party may replace its IPC representative at any time in its sole discretion upon written notice to the other Party. The IPC may meet in person, by videoconference, teleconference or other similar communications equipment with such

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

frequency, or at such times, as deemed appropriate by the IPC, with the location of such meetings to be determined by the IPC. The IPC will, from time to time, coordinate the respective patent strategies of the Parties relating to this Agreement.

9.3 Prosecution and Maintenance.

9.3.1 Immatics Product Patents.

(a) First Right.

(i) Subject to Section 9.3.1(a)(ii), [**] will have the first right and discretion to Prosecute all Immatics Product Patents, at its sole cost and expense.

(ii) For [**], [**] shall use its best efforts, in consultation with [**] to [**], which [**] shall be an Immatics Product Patent (and, for clarity, this Section 9.3.1 (Immatics Product Patents) shall apply to the Prosecution of such separate Patent application or continuing application). Any [**] Patent applications that [**] (the “Other [**] Immatics Patents”) shall be Other Immatics Patents (and for clarity Section 9.3.3 (Other Immatics Patents) shall apply to the Prosecution of such Other [**] Immatics Patents). The Prosecuting Party will use counsel mutually agreeable to the Parties to Prosecute the Other [**] Immatics Patents.

(b) Abandonment. [**] may in its sole discretion elect to discontinue Prosecution of an Immatics Product Patent in any country, on a Patent-by-Patent basis. [**] will give [**] prompt notice at least [**] prior to the deadline for the next filing, office action, or payment with the relevant patent office, if [**] elects to discontinue Prosecution of any Immatics Product Patent, or declines to pay costs for the Prosecution of an Immatics Product Patent in any country [**]. Following such notice, [**] will have the option, but not the obligation, to assume control of such Prosecution at its own expense. In the event [**] assumes control of the Prosecution of any Immatics Product Patent, then [**] will (i) provide [**] with copies of any relevant communications, filings, drafts, and documents, as well as written notice of any pending deadlines or communications applicable thereto, and (ii) execute and deliver any legal papers reasonably requested by [**] to effectuate transfer of control of the Prosecution of such Immatics Product Patents, as applicable.

9.3.2 Joint Arising Patents.

(a) First Right. [**] will have the first right and discretion to Prosecute all Joint Arising Patents, with all costs and expenses with respect to such Prosecution being [**].

(b) Abandonment. [**] may in its sole discretion elect to discontinue Prosecution of such Joint Arising Patent in any country, on a Patent-by-Patent basis. If [**] elects to discontinue Prosecution of any Joint Arising Patent in any country [**], [**] will give [**] prompt notice at least [**] prior to the deadline for the next filing, office action, or payment with the relevant patent office. Following such notice, [**] will have the option, but not the obligation, to assume control of such Prosecution at its own expense. In the event that [**] assumes control of the Prosecution of any Joint Arising Patent, then [**] will (i) provide [**] with copies of any

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

relevant communications, filings, drafts, and documents, as well as written notice of any pending deadlines or communications applicable thereto, and (ii) execute and deliver any legal papers reasonably requested by [**] to effectuate transfer of control of the Prosecution of such Joint Arising Patent, as applicable.

9.3.3 Other Immatics Patents. [**] will have the sole right and discretion to Prosecute all Other Immatics Patents at its sole cost and expense; provided that (a) [**] shall use [**], in consultation with [**], when [**], which [**] shall be an Immatics Product Patent (and, for clarity, Section 9.3.1 (Immatics Product Patents) shall apply to the Prosecution of such separate Patent application or continuing application), and (b) [**].

9.3.4 Immatics Platform Patents. [**] will have the sole right and discretion to Prosecute all Immatics Platform Patents at its sole cost and expense; provided that [**]. [**] will keep [**] informed through the IPC of the status of all material actions taken with respect to the Immatics Platform Patents in accordance with Section 9.3.5 (Cooperation). For clarity, [**].

9.3.5 Cooperation. The IPC shall discuss the overall strategy for the Prosecution of the Immatics Patents and Joint Arising Patents and consider the other Party’s comments with respect thereto in good faith. The Party responsible for Prosecution of a given Patent (the “Prosecuting Party”) will keep the other Party (the “Non-Prosecuting Party”) informed of the status of all material actions taken with respect to the Prosecution of the Immatics Platform Patents, Other Immatics Patents, Immatics Product Patents and Joint Arising Patents, and in particular, will (a) provide the Non-Prosecuting Party with copies of all Immatics Platform Patents, Other Immatics Patents, Immatics Product Patents and Joint Arising Patents and other material submissions and correspondence with Governmental Authorities concerning such Immatics Platform Patents, Other Immatics Patents, Immatics Product Patents and Joint Arising Patents in sufficient time to allow for review and comment by the Non-Prosecuting Party; and (b) provide the Non-Prosecuting Party and its patent counsel with an opportunity to consult with the Prosecuting Party and its patent counsel regarding the filing and contents of any such application, amendment, submission, or response, and the advice and suggestions of the Non-Prosecuting Party and its patent counsel will be considered by the Prosecuting Party in good faith with respect to Other Immatics Patents, any Immatics Platform Patents [**], Immatics Product Patents and Joint Arising Patents. For clarity, [**].

9.4 Regulatory Data Protection. [**] (or its designee) shall have the sole right, but not the obligation, to list, with the applicable Regulatory Authorities in the Territory, all applicable Patents (other than any Immatics Platform Patent or Other Immatics Patent) for any Licensed Product, including all so called “Purple Book” listings required under the U.S. Public Health Service Act, and all similar listings in any other relevant countries, and Immatics and its Affiliates shall have no right to do so. For the avoidance of doubt, except with respect to the Immatics Platform Patents or Other Immatics Patents (for which Immatics will have final decision-making authority), [**] will retain final decision-making authority as to the listing of all applicable Patents for any Licensed Product, regardless of which Party owns such Patent, and [**] shall reasonably assist [**] in connection therewith. The IPC shall determine which Party shall have the sole right, but not the obligation, to list, with the applicable Regulatory Authorities in the Territory, all Other Immatics Patents for any Licensed Product, including all so called “Purple Book” listings required under the U.S. Public Health Service Act, and all similar listings in any other relevant countries.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

9.5 Notice. Each Party will promptly provide written notice to the other Party reasonably detailing any known or alleged infringement of any Immatics Patent or if it receives notice of a Patent Challenge with respect to any Immatics Patent.

9.6 Enforcement of Intellectual Property Rights.

9.6.1 Control and Resolution of Disputes.

(a) In the event any Third Party is believed to be infringing, misappropriating or otherwise violating any Immatics Product Patents, Other Immatics Patents, Immatics Know-How, Joint Arising Patents or Joint Arising Know-How and such alleged infringing or misappropriating activities [**] (“Product Infringement”):

(i) [**] shall have (A) the first right to institute and direct legal proceedings against any such Third Party believed to be infringing, misappropriating or otherwise violating any Immatics Product Patents, Immatics Product Know-How, Joint Arising Patents or Joint Arising Know-How, and (B) the first right to defend Immatics Product Patents or Joint Arising Patents from any claim of, invalidity or unenforceability in connection therewith;

(ii) [**] shall have (A) the first right to institute and direct legal proceedings against any such Third Party believed to be infringing, misappropriating or otherwise violating any Other Immatics Patents and Immatics Know-How other than Immatics Product Know-How and (B) the first right to defend Other Immatics Patents from any claim of, invalidity or unenforceability in connection therewith; provided that [**]; and

(iii) In any such action, the controlling Party will keep the other Party informed of the status of all material actions taken with respect to the defense of Immatics Product Patents, Other Immatics Patents, or Joint Arising Patents and in particular, will (1) provide the other Party with copies of all material submissions and correspondence with Governmental Authorities concerning such Immatics Product Patents, Other Immatics Patents or Joint Arising Patents in sufficient time to allow for review and comment by the other Party; and (2) provide the other Party and its patent counsel with an opportunity to consult with the controlling Party and its patent counsel regarding the filing and contents of any amendment, submission, response, or divisional or continuation application to be filed and the advice and suggestions of the other Party and its patent counsel will be considered by the controlling Party in good faith.

(b) Notwithstanding the foregoing or anything in this Agreement to the contrary, if any Other Immatics Patents are [**], then [**].

9.6.2 [**] Sole Right. [**] will have the sole right and discretion to institute and direct legal proceedings against any Third Party believed to be infringing, misappropriating, or otherwise violating any Immatics Platform Patent or Immatics Platform Know-How, and to defend the Immatics Platform Patents from any claim of, invalidity or unenforceability in connection

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

therewith; provided that (a) [**], and (b) [**] will keep [**] informed of the status of all material actions taken (A) [**] and (B) [**], in particular, will (1) provide [**] with copies of all material submissions and correspondence with Governmental Authorities concerning such Immatics Platform Patents in sufficient time to allow for review and comment by [**]; (2) provide [**] and its patent counsel with an opportunity to consult with [**] and its patent counsel regarding the filing and contents of any amendment, submission, response, or divisional or continuation application to be filed and the advice and suggestions of [**] and its patent counsel will be considered by [**] in good faith; and (3) discuss with [**] appropriate circumstances in which [**] may institute and direct legal proceedings against any Third Party believed to be infringing, misappropriating, or otherwise violating such Immatics Platform Patents, subject to [**] prior written consent, to be given in its sole discretion.

9.6.3 Fallback Right. In the case of a Product Infringement, if the controlling Party does not undertake efforts to abate such violation of intellectual property rights, including commencement of a lawsuit against the accused person if necessary, within [**] after receiving notice of such infringement of any Other Immatics Patent, Immatics Platform Patent [**], Immatics Product Patent or Joint Arising Patent or misappropriation or violation of any Immatics Product Know-How or Joint Arising Know-How, then the other Party will be entitled (but will not be obligated) to take all actions reasonably necessary to abate such violation, including commencement of a lawsuit against the accused person if necessary; provided, however, that [**] prior written consent shall be required with respect to any Immatics Product Patents. The other Party will keep the former controlling Party informed of the status of all material actions taken with respect to such proceedings, including providing the former controlling Party copies of material correspondence, submissions and other documents with respect to such proceedings, and shall consider in good faith the comments of the former controlling Party and its patent counsel with respect to such actions.

9.6.4 Settlement. The IPC shall consider any settlement or consent judgment or other voluntary final disposition of a suit pursuant to Section 9.6.1. The controlling Party may enter into any settlement or consent judgment or other voluntary final disposition of a suit pursuant to Section 9.6.1 without the consent of the Party not bringing suit; provided, however, that any such settlement, consent judgment or other disposition of any action or proceeding by the Party bringing suit under Section 9.6.1 shall not, without the prior written consent of the Party not bringing suit, such consent not to be unreasonably withheld, conditioned or delayed, (a) impose any liability or obligation on the Party not bringing suit or any of its Affiliates, (b) conflict with or reduce the scope of the subject matter claimed in the applicable Patent, or (c) in the case of Immatics as the party bringing the suit, include the grant of any license, covenant or other rights to any Third Party that would conflict with or reduce the scope of the rights or licenses granted to BMS under this Agreement, or otherwise adversely affect the rights granted to BMS hereunder.

9.6.5 Proceeds. All amounts recovered from enforcement of any such rights by an enforcing Party pursuant to this Section 9.6 (Enforcement of Intellectual Property Rights) relating to such intellectual property licensed under this Agreement will be first [**], and any remainder of such recovery will be [**], but such recovery shall not be taken into account for purposes of [**]. The Parties will keep each other informed of the status of, and of their respective activities regarding, any enforcement action pursuant to this Section 9.6 (Enforcement of Intellectual Property Rights).

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

9.7 Cooperation in Enforcement Proceedings. For any action by a Party pursuant to pursuant to Section 9.6 (Enforcement of Intellectual Property Rights), in the event that such Party is unable to initiate or prosecute such action solely in its own name, the other Party or its Affiliates, as applicable, will join such action voluntarily and will execute all documents necessary for such Party to initiate, prosecute, and maintain such action; provided that such Party shall reimburse the other Party or its Affiliates all reasonable costs and expenses, including any adverse awards of costs against the other Party, incurred as a result of the joining of such action. If either Party initiates an enforcement action pursuant to Section 9.5 then, at such Party’s request, the other Party will cooperate to the extent reasonably necessary and at the first Party’s sole expense for reasonable, out-of-pocket costs (except for the expenses of the non-controlling Party’s counsel, if any). Upon the reasonable request of the Party instituting any such action, such other Party will join the suit and may be represented in any such legal proceedings using counsel of its own choice at its own expense. Each Party will, if possible, assert and not waive the joint defense privilege with respect to all communications between the Parties reasonably the subject thereof with respect to any such action.

9.8 Patent Extensions and Supplementary Protection Certificates. [**] shall have the first right to apply for patent term extensions in the Territory, including the United States with respect to extensions pursuant to 35 U.S.C. § 156 et. seq. and in other jurisdictions pursuant to supplementary protection certificates, and in all jurisdictions with respect to any other extensions that are now or become available in the future, wherever applicable, for the Immatics Product Patents. [**] shall consult with [**] with respect to determining which Immatics Product Patent should be extended and shall consider [**] comments in good faith. [**] will provide prompt and reasonable assistance with respect thereto as requested by [**] , including by taking such action as patent holder as is required under any Applicable Law to obtain such extensions.

9.9 Defense.

9.9.1 Notice of Allegations. Each Party will notify the other Party in writing of any allegations it receives from a Third Party alleging that the Exploitation of a Licensed Product or the use of any technology or intellectual property licensed under this Agreement in connection therewith infringes, misappropriates, or otherwise violates the intellectual property rights of such Third Party. The applicable Party will provide such notice to the other Party promptly, but in no event after more than [**] following receipt of such allegations.

9.9.2 Litigation. In the event that a Party receives notice that it or any of its Related Parties have been individually named as a defendant in a legal proceeding by a Third Party alleging infringement, misappropriation, or other violation of a Third Party’s Patents or other intellectual property right as a result of the Exploitation of a Licensed Product or the use of any technology or intellectual property licensed under this Agreement in connection therewith, such Party will immediately notify the other Party in writing within [**] after the receipt of such notice. Such written notice will include a copy of any summons or complaint (or the equivalent thereof) received regarding the foregoing. Each Party will, if possible, assert and not waive the joint defense

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

privilege with respect to all communications between the Parties with respect to such legal proceeding. In such event, the Parties will use reasonable efforts to agree how best to mitigate or control the defense of any such legal proceeding; provided, however, [**] or any of its Related Parties will have the right, but not the obligation, to assume the primary responsibility for the conduct of the defense of any such claim at its expense. To the extent such proceeding involves Immatics Technology, [**] will have the right, but not the obligation, to participate and be separately represented in any such suit at its sole option and at its own expense. [**] will reasonably cooperate with [**] or any of its Related Parties. If a Party or any of its Affiliates have been individually named as a defendant in a legal proceeding relating to the alleged infringement, misappropriation, or other violation of a Third Party’s Patents or other intellectual property right as a result of the Exploitation of a Licensed Product, the other Party will be allowed to join in such action, at its own expense.

9.9.3 Information Exchange. The Parties will keep each other informed of the status of and of their respective activities regarding any infringement litigation initiated by a Third Party concerning the Exploitation of a Licensed Product or settlement thereof.

9.9.4 Actions for Infringement; Injunction. Notwithstanding anything to the contrary in Section 9.6 (Enforcement of Intellectual Property Rights), [**] will have the sole right to bring and direct an action for infringement of the Immatics Patents under Section 351(l) of the PHSA, or as required following any equivalent or similar certification or notice in any other country. The Parties’ rights and obligations with respect to the foregoing legal actions, as well as any patent litigation that will proceed outside of Section 351(l) of the PHSA, will be as set forth in Section 9.6 (Enforcement of Intellectual Property Rights) through Section 9.9 (Defense); provided that within [**] of reaching agreement on a list of Patents for litigation under Section 351(l)(4) or exchange of patent lists pursuant to Section 351(l)(5)(B), [**] will notify [**] as to whether or not it elects to prosecute such infringement. Without limiting the foregoing, each Party will, within [**], notify the other Party in writing if it becomes aware of the submission by a Third Party to a Regulatory Authority of a Biosimilar Application, including if such Party receives a copy of the Biosimilar Application or notice of commercial marketing provided by such Third Party applicant for such Biosimilar Application pursuant to Section 351(l)(8)(A) of the PHSA, or any equivalent or similar certification or notice in any other country. Each Party that is permitted under Applicable Law to obtain a copy of the Biosimilar Application and related confidential information (including in accordance with Section 351(l)(1)(B)(iii) of the PHSA) shall seek and obtain such information and to the extent permissible under Applicable Law provide copies of such Biosimilar Application and related confidential information to the other Party. As permitted by Applicable Law, [**] shall provide information regarding any Immatics Product Patent or any other patent owned or controlled by Immatics (or any of its Affiliates) that should be listed pursuant to Section 351(l)(1)(3)(A) or Section 351(l)(7) of the PHSA. [**] will have the sole right to direct exchanges of information and negotiations under Sections 351(l)(3), 351(l)4) and 351(l)(5) of the PHSA with the filer of a Biosimilar Application. Upon [**] request, and at [**] cost, [**] shall assist in seeking an injunction against any commercial marketing by the filer of a Biosimilar Application as permitted pursuant to Section 351(l)(8)(B) of the PHSA or in filing an action for infringement or declaratory judgment under Section 351(l)(9) of the PHSA against the filer of such Biosimilar Application. The Parties recognize that procedures other than those set forth above may

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

apply with respect to applications for Biosimilar Products. In the event that the Parties determine that certain provisions of Applicable Law in any relevant country apply to actions taken by the Parties with respect to applications for Biosimilar Products in such country, the Parties shall comply with any such Applicable Law in such country (and any relevant and reasonable procedures established by Parties) in exercising their rights and obligations with respect to applications for Biosimilar Products under this Section 9.9.4 (Actions for Infringement; Injunction). The Party that does not control the actions contemplated by this Section 9.9.4 shall cooperate with the controlling Party in implementing any decisions that the controlling Party elects to take pursuant to this Section 9.9.4.

9.9.5 Trademarks.

(a) Licensed Product Trademarks. As between the Parties, [**] shall have the sole rights with respect to the selection (including the creation, searching and clearing), registration, maintenance, policing and enforcement of all trademarks, trade dress, advertising taglines or slogans specifically developed for use in connection with the marketing, sale or distribution of Licensed Compounds and Licensed Products in the Field in the Territory (the “Product Marks”). As between the Parties, [**] shall own all Product Marks, and all trademark registrations for said marks and all goodwill with respect thereto.

(b) Use of Name. Neither Party shall, without the other Party’s prior written consent, use any trademarks or other marks of the other Party (including the other Party’s corporate name), trademarks, advertising taglines or slogans confusingly similar thereto, in connection with such Party’s marketing or promotion of Licensed Compounds or Licensed Products under this Agreement or for any other purpose, except (i) as may be expressly authorized in writing in connection with activities under this Agreement and (ii) to the extent required to comply with Applicable Law (e.g., identifying Immatics as the manufacturer of Licensed Product).

(c) Further Actions. Each Party shall, upon the reasonable request of the other Party, provide such assistance and execute such documents as are reasonably necessary for such Party to exercise its rights or perform its obligations pursuant to this Section 9.9.5; provided, however, that neither Party shall be required to take any action pursuant to this Section 9.9.5 that such Party reasonably determines in its sole judgment and discretion conflicts with or violates any applicable court or government order or decree or Applicable Law.

ARTICLE 10

REPRESENTATIONS, WARRANTIES AND COVENANTS; COMPLIANCE

10.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows, as of the Execution Date and the Effective Date:

10.1.1 Corporate Existence and Power. It is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

10.1.2 Authority and Binding Agreement. (a) It has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder, (b) it has taken all necessary corporate action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder, and (c) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms.

10.1.3 No Conflicts. The execution, delivery, and performance of this Agreement by it does not (a) conflict with any agreement, instrument, or understanding, oral or written, to which it is a party and by which it may be bound or (b) violate any Applicable Law.

10.1.4 All Consents and Approvals Obtained. Except with respect to Regulatory Approvals for the Development, Manufacturing or Commercialization of the Licensed Products or as otherwise described in this Agreement, (a) all necessary consents, approvals and authorizations of, and (b) all notices to, and filings by such Party with, in either case ((a) or (b)), all Governmental Authorities and other Persons required to be obtained or provided by such Party as of the Execution Date or the Effective Date, as applicable, in connection with the execution, delivery, and performance of this Agreement have been obtained and provided, except for those approvals, if any, not required as of the Execution Date or the Effective Date, as applicable.

10.1.5 No Litigation. There is no action or proceeding pending or, to the knowledge of such Party, threatened, that could reasonably be expected to impair or delay the ability of such Party to perform its obligations under this Agreement.

10.1.6 Debarment. Neither such Party, nor any Affiliate of such Party, has been debarred by any Regulatory Authority, including under Section 306 of the FD&C Act (or similar Applicable Law outside of the U.S.), is under investigation for debarment action by any Regulatory Authority, has been disqualified as an investigator pursuant to Section 306 of the FD&C Act (or similar Applicable Law outside of the U.S.), has a disqualification hearing pending, or is currently employing or using any Person that has been so debarred or disqualified by any Regulatory Authority to perform any of such Party’s obligations under this Agreement.

10.2 Additional Representations, Warranties, and Covenants of Immatics. Immatics hereby represents and warrants to BMS as of the Execution Date and as of the Effective Date and covenants, as applicable, to BMS during the Term that:

10.2.1 Title to Immatics Patents and Immatics Know-How. Immatics is (except as set forth on Schedule 10.2.1 (Exceptions)) and will remain the sole and exclusive owner of the Immatics Patents and Immatics Know-How free and clear of any liens, charges, and encumbrances that do not adversely affect or diminish Immatics’ ability to perform its obligations or grant any license under this Agreement. Neither Immatics nor any of its Affiliates has entered into any agreement, whether written or oral, with respect to, or otherwise assigned, transferred, licensed, or conveyed or otherwise encumbered its rights, title, and interests in or to (a) any Immatics Know-How or Immatics Patent, in each case, in a manner that is inconsistent with the rights granted to BMS under this Agreement or (b) any Patent or Know-How that would be an Immatics Patent or

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

Immatics Know-How but for such assignment, transfer, license, conveyance or encumbrance. Without limiting the foregoing, Immatics and its Affiliates have obtained from all individuals who were involved in the invention of any Immatics Patent or Immatics Know-How effective assignments that vest in Immatics or its applicable Affiliate all ownership rights of such individuals in such Immatics Patent or Immatics Know-How, either pursuant to written agreement or by operation of law. There are no claims that have been asserted challenging the inventorship of any Immatics Patents.

10.2.2 Scheduled Immatics Patents. Schedule 1.62 (Immatics Patents) sets forth a complete and accurate list of all Immatics Patents, as they exist as of the Execution Date. Following the Effective Date, if either Party discovers any Patent that is owned or Controlled by Immatics or any of its Affiliates and that is necessary or reasonably useful for the Exploitation of any Licensed Compound or Licensed Product that is not set forth on Schedule 1.62 (Immatics Patents), then Immatics will promptly add such omitted Patent to Schedule 1.62 (Immatics Patents), such updated schedule will supersede and replace the original schedule for all purposes of this Agreement.

10.2.3 Completeness of Immatics Know-How and Immatics Patents. Other than the Immatics Know-How and the Immatics Patents, Immatics does not own, control, or otherwise possess any Know-How or Patent, as applicable, that is necessary or reasonably useful in connection with the Exploitation of any Licensed Compound or Licensed Product.

10.2.4 Validity. (a) To Immatics’ Knowledge, any Immatics Patents, if granted, will be valid and enforceable without any claims, challenges, oppositions, nullity actions, interferences, inter-partes reexaminations, inter-partes reviews, post-grant reviews, derivation proceedings, or other proceedings pending or threatened, and (b) neither Immatics nor any of its Affiliates has committed any act, or omitted to commit any act, that may cause any Immatics Patent to not grant.

10.2.5 Prosecution. Immatics and its Affiliates have complied with all Applicable Law in all material respects, including any disclosure requirements, in connection with the filing, Prosecution, and maintenance of the Immatics Patents in the Territory and the pending applications included in the Immatics Patents as of the Execution Date or Effective Date, as applicable, are being diligently prosecuted in the applicable patent offices in the Territory. In addition, Immatics has paid, and will timely pay, all necessary application, registration, maintenance, and renewal fees in respect of the Immatics Patents, and Immatics has filed, and will timely file, all necessary documents and certificates with the relevant agencies for the purpose of maintaining the Immatics Patents.

10.2.6 Proceedings. Neither Immatics nor any of its Affiliates, nor, its subcontractors, has received written notice of any proceedings pending before or threatened by any Regulatory Authority with respect to any Licensed Compound or Licensed Product.

10.2.7 Infringement of Immatics Technology. To Immatics’ Knowledge, no Third Party has infringed, is infringing or has threatened to infringe any Immatics Patents or has misappropriated, is misappropriating or has threatened to misappropriate any Immatics Know-How.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

10.2.8 Patent Challenges. No Third Party has instituted a Patent Challenge with respect to, or otherwise challenged Immatics’ right to use or license any Immatics Technology.

10.2.9 Infringement of Third Party IP. To Immatics’ Knowledge, the Development, Manufacture, Commercialization or other Exploitation of any Licensed Compound or Licensed Product does not infringe any Patents of any Third Party or misappropriate any Know-How of any Third Party. To Immatics’ Knowledge, Immatics has not (a) infringed any Patents of any Third Party or (b) misappropriated any Know-How of any Third Party, in each case ((a) and (b)), in connection with its Development or Manufacture of any Licensed Compound or Licensed Product. No claim or litigation has been brought or, to Immatics’ Knowledge, threatened in writing, by any Person alleging that the Development, Manufacture or Commercialization of the Licensed Compounds or Licensed Products, in each case, as contemplated herein, will violate, infringe, or misappropriate, any Patent or other proprietary right of any Third Party.

10.2.10 No Competing Products. Neither Immatics nor its Affiliates own or otherwise control (through license or otherwise) any Competing Products.

10.2.11 No Conflicting Grants.

(a) Neither Immatics nor any of its Affiliates has granted, and Immatics will not grant and will cause its Affiliates not to grant, to any Third Party, including any academic organization or agency, rights (including by license, option or otherwise) that would conflict with or otherwise interfere with BMS’ rights under this Agreement. Immatics and its Affiliates are not a party to any (and Immatics will not, and will cause its Affiliates not to, enter into any) agreements or arrangements with Third Parties relating to Immatics Technology that would (i) reduce or limit the rights granted to BMS under this Agreement, or (ii) restrict or result in a restriction on BMS’ ability to Exploit any Licensed Compound or Licensed Product in accordance with this Agreement.

(b) Commencing on the Execution Date until the end of the Term, Immatics shall not and shall cause its Affiliates not to assign, transfer, convey, encumber (including through a lien, charge, security interest, mortgage or similar encumbrance) or dispose of, or enter into any agreement with any Third Party to assign, transfer, convey, encumber (including through a lien, charge, security interest, mortgage or similar encumbrance) or dispose of, any Immatics Technology (or any intellectual property that would otherwise be included in the Immatics Technology), including any rights to any Licensed Compound or Licensed Products, except to the extent such assignment, transfer, conveyance, encumbrance or disposition would not conflict with, be inconsistent with or prohibit or limit in any respect any of the rights or licenses granted to BMS hereunder.

10.2.12 Related Agreements.

(a) Schedule 10.2.12 (Related Agreements) sets forth a complete and correct list of all agreements, whether written or oral, entered into by Immatics or any of its

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

Affiliates that either relate to the Exploitation of any Licensed Compound or Licensed Product (but excluding (i) confidentiality and non-disclosure agreements and (ii) services agreements pursuant to which Immatics or any of Affiliates owns all right, title and interest into and to any resulting Know-How, Patents or other intellectual property right arising thereunder without granting any license to the counterparty, in each case, entered into in the normal course) or pursuant to which Immatics or any of its Affiliates has received a license to any Patents or Know-How included within the Immatics Patents or Immatics Know-How (collectively, the “Existing Immatics Agreements”). Immatics has provided BMS true, complete and correct copies of all such agreements; provided that such copies may have been redacted with respect to financial and other sensitive terms that are not applicable to Immatics’ obligations or BMS’ rights hereunder. With respect to each Existing Immatics Agreement, (x) it is in full force and effect, (y) Immatics (or its Affiliate, as applicable) is not in breach thereof, and (z) Immatics (or its Affiliate, as applicable) has not received any notice from the counterparty to such Existing Immatics Agreement (or its Affiliate’s, as applicable) of breach or notice of threatened breach by Immatics (or its Affiliate, as applicable) thereof.

(b) With respect to the Existing Immatics Agreements, (i) Immatics (and its Affiliates, as applicable) shall not breach, or commit any acts or permit the occurrence of any omissions that would cause the breach or termination, of any Existing Immatics Agreement and (ii) Immatics shall (and shall cause its Affiliates to, as applicable) satisfy all of its obligations under each Existing Immatics Agreement in all material respects and shall, and shall cause its Affiliates to, as applicable, maintain each Existing Immatics Agreement in full force and effect. Immatics shall, and shall cause its Affiliates to, as applicable, enforce its rights under each Existing Immatics Agreement to preserve BMS’ rights under this Agreement. Immatics shall not, and shall cause its Affiliates not to, amend, modify, terminate, assign or transfer any Existing Immatics Agreement unless Immatics obtains BMS’ prior written consent (such consent not to be unreasonably withheld, conditioned or delayed) if doing so could prohibit or limit BMS’ rights under this Agreement. Immatics will provide BMS with prompt written notice of any claim of a breach of which it is aware under any of the Existing Immatics Agreements or notice of termination of any Existing Immatics Agreement.

10.2.13 No Government Funding. The inventions claimed by the Immatics Patents and any other intellectual property with respect to any Licensed Compound or Licensed Product were not conceived, reduced to practice, discovered, developed or otherwise made in connection with any research activities funded, in whole or in part, by any grants, funds, or other money received from any governmental authority, and no governmental authority or academic institution has any right to, ownership of (including any “step-in” or “march-in” rights with respect to), or right to royalties for, or to impose any restriction on the assignment, transfer, grant of licenses or other disposal of the Immatics Technology, or to impose any requirement or restriction on the Exploitation of any Licensed Compound or Licensed Product as contemplated herein.

10.2.14 No Disclosure of Immatics Product Know-How. The Immatics Product Know-How has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality and, to Immatics’ Knowledge, no breach of such confidentiality has been committed by any Third Party.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

10.2.15 Disclosure of Immatics Know-How. Immatics has made available to BMS all Immatics Know-How, including Know-How regarding the safety or efficacy of any Licensed Compound or Licensed Product, and all such Immatics Know-How is true, complete and correct, including as such Know-How has been previously noted or corrected. True, complete, and correct copies (as of the Execution Date) of (a) all the Regulatory Materials with respect to the Licensed Compounds or Licensed Products filed, applied for, or submitted by Immatics or any of its Affiliates as of the Execution Date and have been provided or made available to BMS prior to the Execution Date.

10.2.16 Compliance. Immatics, its Affiliates and its and their respective contractors and consultants have conducted and will conduct (including the generation, preparation, maintenance and retention of documentation with respect thereto) all Development and Manufacture of the Licensed Compounds and Licensed Products, including any and all pre-clinical studies related thereto, in accordance with Applicable Law, including GLP and GCP to the extent applicable. Immatics and its Affiliates have generated, prepared, maintained, and retained all Regulatory Materials that are required to be maintained or retained pursuant to and in accordance with good laboratory and clinical practice and Applicable Law, and all such information is true, complete and correct and what it purports to be.

10.2.17 No Untrue Statements. Neither Immatics nor any of its Affiliates, nor any of its or their respective officers, employees or agents has (a) committed an act, (b) made a statement or (c) failed to act or make a statement, in any case ((a), (b) or (c)), that (i) would be, or would create, an untrue statement of material fact, failure to disclose a material fact, or fraudulent statement to the FDA or any other Regulatory Authority with respect to the Exploitation of any Licensed Compound or Licensed Product or (ii) could reasonably be expected to provide a basis for the FDA to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery and Illegal Gratuities,” set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto, or any other Regulatory Authority to take similar action under analogous laws or policies in the Territory.

10.2.18 Diligence Timing. No documents were added after [**] to the IMA401 virtual data room established by Immatics, hosted by [**], and made available in electronic form to BMS (the “IMA401 VDR”).

10.2.19 No Adverse Facts or Circumstances. There are no facts or circumstances that exist as of the Execution Date or the Effective Date, as applicable, that would reasonably be expected to have an adverse effect in any material respect on the Exploitation of any Licensed Compound or Licensed Product as contemplated under this Agreement that have not been disclosed to BMS in writing, including via the IMA401 VDR.

10.2.20 No Untrue or Misleading Statements. The information, documents and materials furnished to BMS in connection with its period of diligence prior to the Execution Date, do not, taken as a whole, (a) contain any untrue statement of a material fact, [**], or (b) to the Knowledge of Immatics, omit to state any material fact necessary to make the statements or facts contained therein, in light of the circumstances under which they were made, not misleading.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

10.2.21 CADE. Pursuant to Brazil Law No. 12,529 of 2011, the resolutions issued thereunder by the Administrative Council of Economic Defence (CADE), and Brazil Interministerial Ordinance No. 994/2012 MJ/M, Immatics’ “economic group” did not satisfy the applicable Brazilian merger control thresholds in calendar year 2020.

10.3 Compliance Representations, Warranties, and Covenants by the Parties.

10.3.1 Compliance with Anti-Corruption Laws. In connection with this Agreement, each Party has complied and will comply with all Applicable Law and industry codes dealing with government procurement, conflicts of interest, corruption or bribery, including, if applicable, the U.S. Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and any laws enacted to implement the Organization of Economic Cooperation and Development Convention on Combating Bribery of Foreign Officials in International Business Transactions.

10.3.2 Compliance. Each Party and its Affiliates shall comply with all Applicable Laws pertaining to (a) the Development, Manufacture and Commercialization of drugs and medical devices, including the FD&C Act, the Public Health Service Act, the regulations promulgated thereunder (including with respect to Good Clinical Practices, Good Laboratory Practices and Good Manufacturing Practices), and equivalent Applicable Laws of other Governmental Authorities; and (b) the reimbursement and payment for health care products and services, including any United States federal health care program (as such term is defined in 42 U.S.C. § 1320a-7b(f)), and programs and arrangements pertaining to providers of health care products or services that are paid for by any Governmental Authority or other Person, including the federal Anti Kickback Statute (42 U.S.C. § 1320a-7b(b)), the civil False Claims Act (31 U.S.C. § 3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), 42 U.S.C. § 1320a-7 and 42 U.S.C. § 1320a-7a, and the regulations promulgated pursuant to such statutes; and (c) the Prescription Drug Marketing Act, the Generic Drug Enforcement Act of 1992 (21 U.S.C. §§ 335a et seq.), and equivalent Applicable Laws of other Governmental Authorities; in each of the foregoing (a) through (c), as may be amended from time to time, in each case, in their performance under this Agreement.

10.3.3 Prohibited Conduct. In connection with this Agreement, neither Party has made, offered, given, promised to give, or authorized, and during the Term neither Party will make, offer, give, promise to give, or authorize, any bribe, kickback, donation [**], payment or transfer of anything of value, directly or indirectly, to any person (including healthcare professionals, hospitals, hospital services or departments or healthcare organizations) or to any Government Official for the purpose of: (a) improperly influencing any act or decision of the person or Government Official; (b) inducing the person or Government Official to do or omit to do an act in violation of a lawful or otherwise required duty; (c) corruptly obtaining or retaining business; (d) securing any improper advantage; (e) inducing the person or Government Official to improperly influence the act or decision of any organization, including any government or government instrumentality to assist BMS or Immatics in obtaining or retaining business; or (f) engaging in any act that might cause a reasonable person to infer that BMS or Immatics is making improper payments to any person or Government Official.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

10.3.4 Notifications and Requests for Information. Each Party will notify the other Party of any violations of this Section 10.3 by any of the Party’s employees, subcontractors, consultants, and agents within [**] of the incident or violation being reported to or identified by the applicable Party. Each Party will make all reasonable efforts to comply with requests for disclosure of information, including answering questionnaires and narrowly tailored audit inquiries, to enable the other Party to ensure compliance with all Applicable Law, including anti-corruption laws, related to the subject matter of this Agreement.

10.3.5 Cooperation in Investigation. Each Party agrees to cooperate in good faith to investigate the extent of any potential violations of Applicable Law in connection with this Agreement.

10.4 No Other Representations or Warranties. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, ALL IMPLIED REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification by BMS. BMS shall indemnify, defend and hold harmless Immatics and its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns (collectively, the “Immatics Indemnitees”), from and against any and all Third Party Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim to the extent based upon: [**].

11.2 Indemnification by Immatics. Immatics shall indemnify, defend and hold harmless BMS, its Affiliates and its and their respective directors, officers, employees, agents, successors and assigns (collectively, the “BMS Indemnitees”), from and against any and all Third Party Damages to the extent arising out of or relating to, directly or indirectly, any Third Party Claim to the extent based upon: [**].

11.3 Indemnification Procedures. If a Party is seeking indemnification under Section 11.1 or 11.2, as applicable (the “Indemnitee”), it shall inform the other Party (the “Indemnitor”) of the claim giving rise to the obligation to indemnify pursuant to Section 11.1 or 11.2, as applicable, as soon as reasonably practicable after receiving notice of the claim (provided, however, any delay or failure to provide such notice shall not constitute a waiver or release of, or otherwise limit, the Indemnitee’s rights to indemnification under Section 11.1 or 11.2, as applicable, except to the extent that such delay or failure materially prejudices the Indemnitor’s ability to defend against the relevant claims). The Indemnitor shall have the right to assume the defense of any such claim for which the Indemnitee is seeking indemnification pursuant to

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

Section 11.1 or 11.2, as applicable. The Indemnitee shall cooperate with the Indemnitor and the Indemnitor’s insurer as the Indemnitor may reasonably request, and at the Indemnitor’s cost and expense. The Indemnitee shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any claim or suit that has been assumed by the Indemnitor. The Indemnitor shall not settle any claim without the prior written consent of the Indemnitee, not to be unreasonably withheld, conditioned or delayed; provided, however, that the Indemnitor shall not be required to obtain such consent if the settlement (a) involves only the payment of money and will not result in the Indemnitee (or other Immatics Indemnitees or BMS Indemnitees, as applicable) becoming subject to injunctive or other similar type of relief, or additional non-monetary obligations, (b) does not require an admission by the Indemnitee (or other Immatics Indemnitees or BMS Indemnitees, as applicable), and (c) if Immatics is the Indemnitor, does not adversely affect the rights or licenses granted to BMS (or its Affiliate) under this Agreement. So long as the Indemnitor is actively defending the Third Party Claim in good faith, the Indemnitee shall not settle or compromise any such claim without the prior written consent of the Indemnitor, which it may provide in its sole discretion. If the Parties cannot agree as to the application of Section 11.1 or 11.2, as applicable, to any claim, pending resolution of the Dispute pursuant to Article 15 the Parties may conduct separate defenses of such claims, with each Party retaining the right to claim indemnification from the other Party in accordance with Section 11.1 or 11.2, as applicable, upon resolution of the underlying claim. In each case, the Indemnitee shall reasonably cooperate with the Indemnitor, and shall make available to the Indemnitor all pertinent information under the Control of the Indemnitee, which information shall be subject to Article 12. If the Indemnitor does not assume and conduct the defense of the Third Party Claim as provided above, (a) the Indemnitee may defend against, consent to the entry of any judgment, or enter into any settlement with respect to such Third Party Claim in any manner the Indemnitee may deem reasonably appropriate (and the Indemnitee need not consult with, or obtain any consent from, the Indemnitor in connection therewith), and (b) the Indemnitor shall remain responsible to indemnify the Indemnitee as provided in this Article 11 (Indemnification).

11.4 Insurance.

11.4.1 [**] shall maintain a program of self-insurance sufficient to satisfy its obligations hereunder.

11.4.2 [**] shall procure and maintain commercially reasonable levels of insurance or other adequate or commercially reasonable forms of protection to satisfy its obligations under this Agreement (including its indemnification obligations and any obligations with respect to Development or Manufacture of Licensed Compounds or Licensed Products under this Agreement). Upon [**] request following the Effective Date, [**] will provide [**] with written evidence of such insurance and upon expiration of any one coverage. [**] will provide [**] with written notice at least [**] prior to the cancellation, nonrenewal, or material change in such insurance that materially adversely affects the rights of [**] hereunder.

11.4.3 It is understood that such insurance or other protection will not be construed to create a limit of either Party’s liability with respect to its indemnification obligations under this Article 11 (Indemnification) or other obligations under this Agreement.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

ARTICLE 12

CONFIDENTIALITY

12.1 Confidential Information.

12.1.1 During the Term and for a period of [**] thereafter, each Party receiving Confidential Information of the other Party will (a) maintain in confidence such Confidential Information at least to the same extent such Party maintains its own proprietary information of similar kind and value (which shall be no less than a reasonable standard), (b) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party, except as otherwise expressly permitted below, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement. As used herein, “Confidential Information” means all non-public Know-How and other information and materials received by either Party from or on behalf of the other Party or its Affiliates pursuant to this Agreement; provided that, notwithstanding the foregoing, [**]. For clarity, Confidential Information also includes all information exchanged by the Parties pursuant to the Prior CDA. The foregoing obligations and the other obligations set forth in this Section 12.1 (Confidential Information) will not apply with respect to any portion of such Confidential Information that the receiving Party can demonstrate by contemporaneous tangible records or other competent proof:

(a) is publicly disclosed by the disclosing Party, either before or after it becomes known to the receiving Party;

(b) was known to the receiving Party or any or its Affiliates, without any obligation to keep it confidential, prior to when it was received from the disclosing Party;

(c) is subsequently disclosed to the receiving Party or any of its Affiliates by a Third Party that is lawfully in possession thereof without obligation to keep it confidential;

(d) has been published by a Third Party or otherwise enters the public domain through no fault of the receiving Party or any of its Affiliates in breach of this Agreement; or

(e) has been independently developed or acquired by the receiving Party or any of its Affiliates without the aid, application, or use of the disclosing Party’s Confidential Information;

provided that the exceptions in subclauses (b) and (c) above shall not apply with respect to the Immatics Product Know-How or the Joint Arising Know-How.

Any combination of features or disclosures will not be deemed to fall within the foregoing exclusions merely because individual features or disclosures are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

12.1.2 Use of Confidential Information. Except as set forth above, each Party agrees that it will provide or permit access to Confidential Information of the other Party only to (a) the receiving Party’s attorneys, independent accountants, and financial advisors for the sole purpose of enabling such attorneys, independent accountants, and financial advisors to provide advice to the receiving Party, (b) the receiving Party’s Affiliates, directors, officers, employees, consultants, advisors, and actual and bona fide potential collaborators or acquirors (as may be necessary in connection with their evaluation of such actual or bona fide potential collaboration or acquisition), subcontractors, sublicensees, subdistributors, ethics committees and institutional review boards under this Agreement and each of their respective directors, officers, employees, consultants and advisors, and (c) with respect to BMS as the receiving Party, to Third Parties in connection with the exercises of the licenses granted to BMS hereunder, in each case ((a) through (c)), who have a need to know such Confidential Information to assist the receiving Party with the activities contemplated or required of it by this Agreement; provided that in each case, (i) the Person to whom Confidential Information is being disclosed is subject to obligations of confidentiality and non-use with respect to such Confidential Information substantially similar to the obligations of confidentiality and nonuse of the receiving Party pursuant to this Section 12.1 (Confidential Information) and (ii) the disclosing Party will remain responsible for any failure by such Person to whom Confidential Information is being disclosed to treat such Confidential Information as required under this Section 12.1 (Confidential Information). In addition, each Party may disclose the other Party’s Confidential Information to the extent such disclosure is reasonably necessary for: (a) filing or prosecuting Patents in a manner consistent with this Agreement; or (b) filing and submitting any Regulatory Materials in a manner consistent with this Agreement.

12.1.3 Equitable Remedies. Each Party acknowledges that a Party in breach of any of its obligations under this Section 12.1 (Confidential Information) may cause the non-breaching Party irreparable harm, for which monetary damages may be an inadequate remedy. Therefore, notwithstanding anything to the contrary in this Agreement, in the event of any such breach, the non-breaching Party will be entitled, in addition to any other remedy available to it under this Agreement, at law or in equity, to seek equitable relief as provided in Section 15.6 (Equitable Remedies).

12.2 Publicity. The Parties agree to publish the joint press release in the form set out in Schedule 12.2 (Joint Press Release) within [**] of the Execution Date. Any other press releases or other public statements or disclosures regarding the subject matter of this Agreement to be made by [**] will be subject to the express prior written consent of [**] ; provided that a disclosure will be permitted without [**] consent to the extent that it does not contain information beyond that included in a prior disclosure approved in writing by [**] and that such previously published information remains true and correct at the time of such subsequent disclosure. Notwithstanding the foregoing, (a) [**] may, without the prior consent of [**] , make a public disclosure [**].

12.3 Permitted Disclosures. Without limiting the permissions set forth in Section 12.2 (Publicity), the receiving Party will have the right to disclose any Confidential Information provided by the other Party hereunder if such disclosure is[**]; and no such disclosure will cause any such information to cease to be Confidential Information hereunder. If reasonably possible, [**]. For clarity, [**]. Notwithstanding the foregoing, [**]. In the event of any such filing, each Party will provide the other Party with a copy of this Agreement [**] prior to such filing [**], and shall reasonably [**].

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

12.4 Terms of this Agreement. The Parties agree that this Agreement and the terms hereof are the Confidential Information of [**], and [**] agrees not to disclose any of them without the prior written consent of [**], except that [**].

12.5 Publications. Except for disclosures permitted under this Agreement, either Party, its Affiliates, or their respective employee(s) or consultant(s) wishing to make a publication related to any Licensed Compound or Licensed Product or that otherwise may reasonably contain Confidential Information of the other Party will use reasonable efforts, to the extent practicable, to deliver to such other Party a copy of the proposed written publication or an outline of an oral disclosure at least [**] prior to submission for publication, presentation, or posters. [**].

12.6 Clinical Trials Registry. As required, Immatics (and its Related Parties) shall have the right to publish registry information and summaries of data and results from the Immatics GDP Trial on its clinical trials registry or on a government-sponsored database such as www.clinicaltrials.gov, without requiring the consent of BMS. For clarity, BMS (and its Affiliates and designees) shall have the right to publish registry information and summaries of data and results from any other Clinical Trials of Licensed Products conducted in connection with activities under this Agreement, on its clinical trials registry or on a government-sponsored database such as www.clinicaltrials.gov, without requiring the consent of Immatics. Immatics shall reasonably cooperate if required or reasonably requested by BMS in order to facilitate any such publication by BMS (and its Affiliates and designees).

12.7 Use of Names. Except as otherwise set forth in this Agreement, neither Party will use the name of the other Party in relation to this transaction in any public announcement, press release or other public document without the written consent of such other Party, which consent will not be unreasonably conditioned, withheld or delayed; provided, however, that subject to Section 12.5 (Publications), either Party may use the name of the other Party (a) in any document filed with any Regulatory Authority or Governmental Authority, including the Securities and Exchange Commission, and (b) to the extent required to comply with Applicable Law (e.g., identifying Immatics as the manufacturer of Licensed Product).

12.8 Effects of Termination. Within [**] after the effective date of any termination of this Agreement, each Party shall destroy all tangible items comprising, bearing or containing any Confidential Information of the other Party that are in its or its Affiliates’ possession or Control; provided that (a) such Party may retain Confidential Information of the other Party to exercise rights and licenses which expressly survive such termination or expiration pursuant to this Agreement, (b) such Party may retain one copy of such Confidential Information for its legal archives, and, for clarity, such Party shall not be required to destroy electronic files containing Confidential Information that are made in the ordinary course of its business information back-up procedures pursuant to its electronic record retention and destruction practices that apply to its own general electronic files and information.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall take effect automatically without further action of either Party on the Effective Date; provided, however, that the provisions of Article 12 and Article 16 shall become binding and effective as of the Execution Date. Unless earlier terminated pursuant to this Article 13 (Term and Termination), this Agreement will remain in effect until the expiration of the last Royalty Term in the Territory (the “Term”). Following the expiration of the Royalty Term for a Licensed Product in a country or jurisdiction, the rights granted in Section 2.1 (Grant to BMS) shall become unrestricted, fully-paid, royalty-free, perpetual and irrevocable for such Licensed Product in such country or jurisdiction and upon expiration of the Term, the license granted to BMS pursuant to Section 2.1 (Grant to BMS) will become irrevocable, perpetual, royalty-free, and fully-paid.

13.2 Termination for Breach.

13.2.1 Either Party may, without prejudice to any other remedies available to it at law or in equity, terminate this Agreement upon written notice to the other Party in the event that the other Party (the “Breaching Party”) materially breaches this Agreement. The Breaching Party will have [**] (or [**] for non-payment) after written notice thereof (a “Material Breach Notice”) was provided to the Breaching Party by the non-Breaching Party to remedy such breach; provided that with respect to any alleged material breach by [**]. Unless the Breaching Party has cured any such breach prior to the expiration of such [**] period (or [**] period for non-payment), such termination will become effective upon receipt of the written notice of termination by the Breaching Party to be given within [**] of the end of such [**] period ([**] period for non-payment); provided that [**].

13.2.2 [**].

13.3 Termination as a Result of Bankruptcy. Each Party may terminate this Agreement upon written notice to the other Party if such other Party (or any controlling Affiliate of such other Party) (a) makes an assignment of a substantial portion of its assets for the benefit of creditors, (b) appoints or suffers appointment of a receiver or trustee over all or substantially all of its property that is not dismissed or discharged within [**] after such appointment, (c) proposes a written agreement of composition or extension of its debts, (d) proposes or is a party to any dissolution or liquidation, (e) files a petition under any bankruptcy or insolvency law or is the subject of any such petition that is not dismissed within[**] of the filing thereof or (f) admits in writing its inability to meet its obligations as they generally become due, then the other Party may terminate this Agreement.

13.4 Termination for Convenience by BMS. BMS may terminate this Agreement in its entirety or on a country-by-country basis at will, in its sole discretion, by providing not less than (a) [**] prior written notice to Immatics [**] and (b) [**] prior written notice to Immatics [**].

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

13.5 Termination by BMS for Safety Reasons. BMS may terminate this Agreement in its entirety or on a country-by-country basis upon written notice to Immatics based on Safety Reasons, [**].

13.6 [**]

13.7 [**].

ARTICLE 14

EFFECTS OF EXPIRATION OR TERMINATION

14.1 Termination of Licenses. Upon the termination of this Agreement with respect to a given Terminated Territory, except as otherwise set forth in this Article 14, all rights and licenses granted by a Party to the other Party hereunder with respect to such Terminated Territory will immediately terminate and be of no further force and effect (including the rights and licenses granted by Immatics to BMS hereunder with respect to the Immatics Generated Data with respect to such Terminated Territory, which will be thereafter considered the Confidential Information of Immatics); provided that (a) BMS and its Related Parties will be entitled, during the period beginning on the effective date of such termination and ending on the last day of the [**] following such date, to sell in such Terminated Territory any inventory of Licensed Product that remains on hand as of the effective date of such termination, so long as BMS pays to Immatics the Royalty Payments applicable to said subsequent sales of the Licensed Products in the Field in such Terminated Territory, as applicable, in accordance with the terms and conditions set forth in this Agreement, and otherwise complies with the terms set forth in this Agreement and BMS shall retain a non-exclusive license hereunder to sell the Licensed Products in the Field in such Terminated Territory during such period and (b) if such Terminated Territory is not worldwide, then [**]. For clarity, [**].

14.2 Reversion License.

14.2.1 Upon any termination of this Agreement by [**] under Section [**] or by [**] under [**], with respect to each Terminated Territory, subject to Section 14.2.3, BMS will grant, and effective as of the applicable effective date of termination hereby grants, to Immatics and its Affiliates a [**] (such license grants, the “Reversion License”).

14.2.2 [**].

14.2.3 [**].

14.2.4 [**].

14.3 Assignments. Upon any termination of this Agreement by [**] under [**] or by [**] under [**], BMS shall:

14.3.1 at the written request of Immatics to BMS prior to the effective date of termination, assign to Immatics, all of BMS’ rights, title, and interests in and to any (a) Promotional

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

Materials [**], including any copyrights with respect thereto, and (b) Product Marks, including any goodwill associated therewith, and any Internet domain name registrations for such Product Marks [**] and in the event Immatics exercises such right to have assigned such Promotional Materials, BMS will grant, and hereby does grant effective as of the later of the effective date of the applicable termination and Immatics’ request for such assignment, a non-exclusive royalty-free right and license to any housemarks, trademarks, names, and logos of BMS contained therein for a transitional period of [**];

14.3.2 at the written request of Immatics to BMS prior to the effective date of termination, and at Immatics’ sole cost and expense, to the extent permitted by Applicable Law, [**]; and

14.3.3 at the written request of Immatics to BMS prior to the effective date of termination, to the extent permitted by Applicable Law, [**].

14.4 Effect on Sublicenses. In the event of any termination of this Agreement for any reason for any Terminated Territory, at the written request of BMS to Immatics (on a Sublicensee-by-Sublicensee basis), any Sublicensee for such Reversion Product in the Field in the Terminated Territory, from the effective date of the applicable termination, will [**].

14.5 [**] Obligations. Upon any termination of this Agreement by [**] under [**] or by [**] under [**], the following shall apply: [**]

14.6 Disclosure and Delivery. Upon any termination of this Agreement by [**] under [**] or by [**] under [**] with respect to any Terminated Territory, upon Immatics’ written request to BMS prior to the effective date of termination, [**].

14.7 Disposition of Commercialization Related Materials. Upon any termination of this Agreement by BMS under Section 13.4 (Termination for Convenience by BMS) or by Immatics under Section 13.2 (Termination for Breach), with respect to a Terminated Territory, subject to confidentiality obligations imposed on BMS (or any of its Affiliates) and any restrictions under Applicable Law, BMS will promptly deliver to Immatics a list identifying any then-existing material wholesalers and other distributors utilized by BMS for the Commercialization of any Reversion Product in the Field in such Terminated Territory as well as any then-existing customer lists (e.g., purchasers) related to the Commercialization of any Reversion Product in the Field in such Terminated Territory (if any).

14.8 Conditions. All Promotional Materials, Product Marks, domain names, Regulatory Approvals, Regulatory Materials, intellectual property and other items assigned, transferred, licensed or otherwise provided to Immatics pursuant to this Article 14 shall be provided on a one-time basis (as they exist as of the effective date of termination) and on an “as-is” basis, and Immatics shall provide reasonable assistance to BMS in connection with the assignment, transfer and delivery of the foregoing items. In all cases, [**].

14.9 [**].

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

14.10 Accrued Rights. Expiration or termination this Agreement for any reason will be without prejudice to any rights that will have accrued to the benefit of a Party prior to the effective date of such expiration or termination. Such expiration or termination will not relieve a Party from obligations that are expressly indicated to survive the expiration or termination of this Agreement.

14.11 Survival. Notwithstanding anything to the contrary contained herein, the following provisions will survive any expiration or termination of this Agreement: [**]. Except as set forth in this Article 14 (Effects of Expiration or Termination) or otherwise expressly set forth herein, upon expiration or termination of this Agreement all other rights and obligations of the Parties will cease.

14.12 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by Immatics to BMS are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that BMS, as licensee of certain rights under this Agreement, will retain and may fully exercise all of its rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against Immatics (such Party, the “Bankrupt Party”) under the U.S. Bankruptcy Code, (a) the other Party will be entitled to a complete duplicate of (or complete access to, as appropriate) any intellectual property licensed to such other Party and all embodiments of such intellectual property, which, if not already in such other Party’s possession, will be promptly delivered to it (i) upon any such commencement of a bankruptcy proceeding upon such other Party’s written request therefore, unless the Bankrupt Party elects to continue to perform all of its obligations under this Agreement or (ii) if not delivered under clause (i), following the rejection of this Agreement by the Bankrupt Party upon written request therefore by the other Party, and (b) the Bankrupt Party will not unreasonably interfere with the other Party’s rights to intellectual property and all embodiments of intellectual property, and will assist and not unreasonably interfere with the other Party in obtaining intellectual property and all embodiments of intellectual property from another entity. The “embodiments” of intellectual property includes all tangible, intangible, electronic, or other embodiments of rights and licenses hereunder, including all compounds and products embodying intellectual property, Licensed Products, filings with Regulatory Authorities and related rights, including Immatics Know-How.

ARTICLE 15

DISPUTE RESOLUTION

15.1 Disputes. Except as provided in Sections 3.2 (Resolution of JSC Disputes), 9.2 (Intellectual Property Committee), 14.2.3 (Reversion License) or 15.6 (Equitable Remedies), any dispute between the Parties arising out of in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”), shall be resolved pursuant to this Article 15. Any Dispute shall first be referred to the Designated Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Designated Officers shall be conclusive and binding on the Parties. If the Designated Officers are not able to agree on the resolution of any such issue within [**] (or such other period of time as mutually agreed by the Designated Officers) after such issue was first referred to them, then, except as otherwise set forth in Section 15.2 (Intellectual Property Disputes), the Dispute will be resolved pursuant to Section 15.3 (ADR).

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

15.2 Intellectual Property Disputes. In the event that a Dispute arises with respect the validity, enforceability, or patentability of any Patent or other intellectual property rights, and such Dispute cannot be resolved in accordance with Section 15.1 (Disputes), unless otherwise agreed by the Parties in writing, such Dispute shall not be submitted to an ADR proceeding in accordance with Section 15.3 and instead, either Party may initiate litigation in a court of competent jurisdiction, in any country or other jurisdiction in which such rights apply.

15.3 ADR. Any ADR proceeding under this Agreement shall take place pursuant to the procedures set forth in Schedule 15.3 (ADR Procedures). Any dispute concerning the scope, enforceability or applicability of Section 15.3 (ADR) and Schedule 15.3 (ADR Procedures), including whether a Dispute is subject to Section 15.3 (ADR) and the propriety of commencing an ADR proceeding shall be decided by the Neutral.

15.4 Adverse Ruling. Any determination made by the Neutral that a Party is in material breach of its material obligations hereunder shall specify a (nonexclusive) set of actions to be taken to cure such material breach, if feasible.

15.5 Choice of Law. This Agreement and any Dispute arising from the performance or breach hereof will be governed by and construed in accordance with the laws of the State of New York and the patent laws of the United States without reference to any rules of conflict of laws that might otherwise make this Agreement subject to the substantive law of another jurisdiction. The United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement and is expressly and entirely excluded.

15.6 Equitable Remedies. Notwithstanding anything to the contrary herein, the Parties do not intend to deprive any court of its jurisdiction to issue, at the request of a Party, a pre-arbitral injunction, pre-arbitral attachment or other order of interim relief to avoid irreparable harm, maintain the status quo, preserve the subject matter of the Dispute, or aid the arbitration proceedings and the enforcement of any award. Without prejudice to such provisional or interim remedies in aid of arbitration as may be available under the jurisdiction of a competent court, the arbitral tribunal will have full authority to grant provisional or interim remedies and to award damages for the failure of any Party to the dispute to respect the arbitral tribunal’s order to that effect.

ARTICLE 16

MISCELLANEOUS

16.1 Entire Agreement; Amendment. This Agreement, together with the Letter Agreement and the Schedules and Exhibits hereto and thereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, in respect to the subject matter hereof are superseded by the terms of this Agreement, including the Prior CDA, provided that this Agreement shall not supersede the terms and provisions of the Prior CDA

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

applicable to any period prior to the Effective Date. The Schedules and Exhibits to this Agreement and the Letter Agreement are incorporated herein by reference and will be deemed a part of this Agreement. This Agreement shall not expand or alter any other agreements between the Parties with respect to any other subject matters unless expressly stated in such other agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representatives of each of the Parties.

16.2 Closing.

16.2.1 HSR Filing. Each of BMS and Immatics shall make an HSR Filing within [**] after the Execution Date. The Parties shall cooperate with one another to the extent necessary in the preparation of any such filings. BMS shall be solely responsible for all such costs and expenses associated with any such filings.

16.2.2 HSR Clearance. In connection with obtaining HSR Clearance, BMS and Immatics shall [**] to resolve as promptly as practicable any objections that may be asserted by the FTC or the DOJ with respect to the transactions notified in the HSR Filing. The term “[**]” as used in this Section 16.2.1 shall not require BMS or any of its Affiliates to [**] (such litigation or judicial or administrative proceeding, an “HSR Proceeding”). Neither Party may seek early termination (or early determination) of HSR Clearance without the other Party’s prior written consent, which shall not be unreasonably withheld. BMS will not pull and refile any filing or notification, toll or extend any applicable waiting period, or agree with any Governmental Authority not to consummate the transactions contemplated by this agreement for any period of time, without the written consent of Immatics, which shall not be unreasonably withheld.

16.2.3 Cooperation. In connection with obtaining HSR Clearance, each of BMS and Immatics shall (a) cooperate reasonably with each other in connection with any investigation or other inquiry relating to an HSR Filing and the transactions contemplated by this Agreement; (b) respond and furnish promptly to the FTC, DOJ and any other antitrust agency or Governmental Authority under applicable Antitrust Laws, any information reasonably requested by them in connection with such HSR Filing, (c) promptly keep the other Party or its counsel informed of any communication received from or given to the FTC, DOJ, or any other antitrust agency or Governmental Authority under applicable Antitrust Laws, relating to the HSR Filing and the transactions contemplated by this Agreement (and provide a copy to the other Party if such communication is in writing); (d) reasonably consult with each other in advance of any meeting or conference with the FTC, DOJ, or any other antitrust agency or Governmental Authority under applicable Antitrust Laws, and, to the extent permitted by the FTC, DOJ or any other antitrust agency or Governmental Authority under applicable Antitrust Laws, give the other Party or its counsel the opportunity to attend and participate in such meetings and conferences; and (e) permit the other Party or its counsel to review in advance, and in good faith consider the views of the other Party or its counsel concerning, any submission, filing or communication (and documents submitted therewith) intended to be given to the FTC, DOJ, or any other antitrust agency or Governmental Authority under applicable Antitrust Laws. Without limiting the foregoing, Immatics shall cooperate fully in any HSR Proceeding initiated by BMS; provided that Immatics shall not agree to or effectuate any remedy without the prior written consent of BMS.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

16.2.4 German FDI Filing and Clearance. Unless the GME confirms in writing that no German FDI Filing is required [**], BMS shall make a German FDI Filing within [**] after the Execution Date. The Parties shall cooperate with one another to the extent necessary in the preparation of any such filing. BMS shall be solely responsible for all such costs and expenses associated with any such filing. Section 16.2.2 (HSR Clearance) and Section 16.2.3 (Cooperation) shall apply mutatis mutandis.

16.2.5 Conduct Between Execution Date and the Effective Date.

(a) Except (i) to the extent required by Applicable Laws, including applicable Antitrust Laws, or (ii) as consented to in writing by BMS, during the period from the Execution Date to the Effective Date, Immatics shall, and shall cause its Affiliates to, (A) conduct the Development, Manufacture and Commercialization of the Licensed Compounds and Licensed Products in the Field in the Territory (including Immatics’ Initiation or continuation of the Immatics GDP Trial) in the ordinary course consistent with past practice and in compliance with Applicable Laws, (B) maintain the assets and properties related to License Compounds and Licensed Products in the Field in the Territory, or the Immatics Technology in the ordinary course consistent with past practice and in compliance with Applicable Laws, and (C) preserve the current relationships and goodwill of the business related to the Licensed Compounds or Licensed Products in the Field in the Territory with customers, employees, suppliers and others having dealings with Immatics (or any of its Affiliates).

(b) Without limiting the generality of the foregoing, except (i) to the extent required by Applicable Laws, or (ii) as consented to in writing by BMS, during the period from the Execution Date to the Effective Date, Immatics shall not, and shall cause its Affiliates not to, take any of the following actions: [**].

(c) Without limiting the generality of the foregoing, except (i) to the extent prohibited by Applicable Laws, or (ii) as otherwise consented to in writing by BMS, during the period from the Execution Date to the Effective Date, Immatics shall, and shall cause its Affiliates to, take the following actions: [**].

Nothing in this Section 16.2 (Closing) is intended to or shall cause BMS or its Affiliates to directly or indirectly control Immatics or cause Immatics to obtain consents from BMS in violation of the HSR Act, any applicable Antitrust Laws, AWV or AWG.

16.2.6 Additional Conditions to BMS’ Obligations. The obligations of BMS to consummate the transactions hereunder are subject to the fulfillment of the following condition, which may be waived in whole or in part by BMS: [**].

16.2.7 Updates by Immatics. If, between the Execution Date and the Effective Date, Immatics becomes aware that any of the applicable representations and warranties of Immatics set forth in Article 10 was not true and correct in any material respect as of the Execution Date or any event occurs or matter arises of which Immatics becomes aware which results or may result in any of the applicable representations and warranties of Immatics set forth in Article 10 being not true and correct in any material respect as of the Effective Date, Immatics shall [**]. [**].

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

16.2.8 Failure or Delay to Obtain HSR Clearance or German FDI Clearance; Termination Prior to the Effective Date. This Agreement shall terminate (a) upon notice given by either Party to the other Party if either Party receives a second request for additional information under the HSR Act (a “Second Request”), (b) upon the mutual agreement of the Parties, if the GME opens a formal examination proceeding (“Prüfverfahren”) pursuant to Section 55 AWV, or (c) upon notice given by either Party to the other Party if the Effective Date has not occurred within [**] after the date on which the HSR Filing is made.

16.2.9 Effective Date. Within [**] following the date on which the later of HSR Clearance or German FDI Clearance occurs, Immatics shall provide BMS with a [**]. The “Effective Date” shall occur (a) on the first Business Day following the date on which Immatics has provided BMS with such final Immatics Disclosure Supplement, unless by 5:00 p.m. Eastern on such Business Day BMS has provided Immatics with written notice that it is exercising its right not to consummate the transactions hereunder pursuant to Section 16.2.6 (Additional Conditions to BMS’ Obligations) or (b) if BMS notifies Immatics in writing that BMS has determined that no HSR Filing is required for the activities and licenses contemplated under this Agreement, on the Execution Date. Notwithstanding anything to the contrary, [**].

16.3 Force Majeure. A Party shall not be liable for delay or failure in the performance of any of its obligations hereunder if such delay or failure is due to a cause beyond the reasonable control of such Party, including acts of God, fires, earthquakes, acts of war, terrorism, or civil unrest, or hurricane or other inclement weather, or any delays or pauses of programs as a result of pandemics, including the COVID-19 pandemic (“Force Majeure”); provided, however, that the affected Party promptly notifies the other Party and further provided that the affected Party shall use its commercially reasonable efforts to avoid or remove such causes of non-performance and to mitigate the effect of such occurrence, and shall continue performance in accordance with the terms of this Agreement whenever such causes are removed. When such circumstances arise, the Parties shall negotiate in good faith any modifications of the terms of this Agreement that may be necessary or appropriate in order to arrive at an equitable solution.

16.4 Notices. Any notice required or permitted to be given by this Agreement shall be in writing and in English and shall be (a) delivered by hand or by overnight courier with tracking capabilities, (b) mailed postage prepaid by first class, registered, or certified mail, or (c) delivered by facsimile followed by delivery via either of the methods set forth in foregoing clauses (a) or (b), in each case, addressed as set forth below unless changed by notice so given:

If to Immatics:

Immatics Biotechnologies GmbH

Paul Ehrlich Strasse 15

72076 Tuebingen, Germany

Attention: Chief Business Officer

Email: [**]

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

With copies to:

Immatics US, Inc.

2201 W. Holcombe Blvd.

Suite 205 Houston, Texas 77030

Attention: General Counsel

Email: [**]

-and-

Cooley LLP

One Freedom Square

Reston Town Center

11951 Freedom Drive

Reston, VA 20190-5656

Attention: Kenneth J. Krisko

Email: [**]

If to BMS:

[**]

With copies to:

[**]

Any such notice shall be deemed given on the date received, except any notice received after 5:30 p.m. (in the time zone of the receiving party) on a Business Day or received on a non-Business Day shall be deemed to have been received on the next Business Day. A Party may add, delete, or change the person or address to which notices should be sent at any time upon written notice delivered to the other Parties in accordance with this Section 16.4 (Notices).

16.5 Assignment.

16.5.1 Generally. Except as expressly permitted herein, this Agreement may not be assigned or transferred by any Party, nor may any Party assign or transfer any rights or obligations created by this Agreement, except as expressly permitted hereunder without the prior written consent of the other Party, which consent will not be unreasonably withheld, conditioned or delayed.

16.5.2 BMS. Notwithstanding the limitations in Section 16.5.1 (Generally), BMS may assign or transfer this Agreement, or any rights or obligations hereunder, in whole or in part, to [**].

16.5.3 Immatics. Notwithstanding the limitations in Section 16.5.1 (Generally), and subject to the remaining provisions of this Section 16.5.3 (Immatics), Immatics may assign or transfer this Agreement, or any rights or obligations hereunder, in whole or in part, to [**]. [**].

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

16.5.4 All Other Assignments Null and Void. The terms of this Agreement will be binding upon and will inure to the benefit of the successors, heirs, administrators and permitted assigns of the applicable Party. Any purported assignment in violation of this Section 16.5 will be null and void ab initio.

16.6 [**].

16.7 Severability. If any one or more of the terms or provisions of this Agreement is held by a court of competent jurisdiction to be void, invalid or unenforceable in any situation in any jurisdiction, such holding shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void or unenforceable term or provision in any other situation or in any other jurisdiction, and the term or provision shall be considered severed from this Agreement solely for such situation and solely in such jurisdiction, unless the invalid, void or unenforceable term or provision is of such essential importance to this Agreement that it is to be reasonably assumed that the Parties would not have entered into this Agreement without the invalid, void or unenforceable term or provision. If the final judgment of such court declares that any term or provision hereof is invalid, void or unenforceable, the Parties agree to (a) reduce the scope, duration, area or applicability of the term or provision or to delete specific words or phrases to the minimum extent necessary to cause such term or provision as so reduced or amended to be enforceable, and (b) make a good faith effort to replace any invalid, void or unenforceable term or provision with a valid and enforceable one such that the objectives contemplated by the Parties when entering this Agreement may be realized.

16.8 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under Applicable Law.

16.9 Fees and Expenses. Except as otherwise specified in this Agreement, each Party will bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

16.10 Interpretation.

16.10.1 Generally. This Agreement has been diligently reviewed by and negotiated by and among the Parties, and in such negotiations each of the Parties has been represented by competent (in-house or external) counsel, and the final agreement contained herein, including the language whereby it has been expressed, represents the joint efforts of the Parties and their counsel. Accordingly, in interpreting this Agreement or any provision hereof, no presumption shall apply against any Party as being responsible for the wording or drafting of this Agreement or any such provision, and ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision.

16.10.2 Definitions; Interpretation. The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined and where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

Whenever the context may require, any pronoun shall include the corresponding masculine, feminine, and neuter forms. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The word “any” shall mean “any and all” unless otherwise clearly indicated by context. The words “including”, “includes”, “include”, “for example”, and “e.g.” and words of similar import will be deemed to be followed by the words “without limitation.” The word “or” is disjunctive but not necessarily exclusive. The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless the context requires otherwise or otherwise specifically provided, (a) all references herein to Articles, Sections, Schedules or Exhibits shall be construed to refer to Articles, Sections, Schedules and Exhibits of this Agreement and (b) reference in any Section to any subclauses are references to such subclauses of such Section.

16.10.3 Subsequent Events. Unless the context requires otherwise, (a) any definition of or reference to any agreement, instrument, or other document herein shall be construed as referring to such agreement, instrument, or other document as from time to time amended, supplemented, or otherwise modified (subject to any restrictions on such amendments, supplements, or modifications set forth herein), (b) any reference to any Applicable Law herein shall be construed as referring to such Applicable Law as from time to time enacted, repealed, or amended, and (c) any reference herein to any Person shall be construed to include the Person’s successors and assigns (subject to Section 16.11 (Further Assurances)).

16.10.4 Headings. Headings, captions and the table of contents are for convenience only and are not to be used in the interpretation of this Agreement.

16.10.5 Prior Drafts. No prior draft of this Agreement nor any course of performance or course of dealing shall be used in the interpretation or construction of this Agreement.

16.10.6 Independent Significance. Although the same or similar subject matters may be addressed in different provisions of this Agreement, the Parties intend that, except as reasonably apparent on the face of this Agreement or as expressly provided in this Agreement, each such provision shall be read separately, be given independent significance and not be construed as limiting any other provision of this Agreement (whether or not more general or more specific in scope, substance or content).

16.11 Further Assurances. Each Party shall execute, acknowledge and deliver such further instruments, and do all such other ministerial, administrative or similar acts, as may be reasonably necessary or appropriate in order to carry out the expressly stated purposes and the clear intent of this Agreement.

16.12 Extension to Affiliates. Each Party shall have the right to extend the rights, licenses, immunities and obligations granted in this Agreement to one or more of its Affiliates. All applicable terms and provisions of this Agreement shall apply to any such Affiliate to which this Agreement has been extended to the same extent as such terms and provisions apply to the Party. Each Party shall remain fully liable for any acts or omissions of such Affiliates.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

16.13 No Consequential or Punitive Damages. NEITHER IMMATICS NOR BMS, NOR ANY OF THEIR RESPECTIVE AFFILIATES, WILL BE LIABLE TO THE OTHER PARTY OR ITS AFFILIATES UNDER OR IN CONNECTION WITH THIS AGREEMENT FOR ANY INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR PUNITIVE OR EXEMPLARY DAMAGES (INCLUDING LOST PROFITS OR LOST REVENUES), WHETHER LIABILITY IS ASSERTED IN CONTRACT, TORT (INCLUDING NEGLIGENCE AND STRICT PRODUCT LIABILITY), INDEMNITY, CONTRIBUTION OR OTHERWISE, AND IRRESPECTIVE OF WHETHER THAT PARTY OR ANY REPRESENTATIVE OF THAT PARTY HAS BEEN ADVISED OF, OR OTHERWISE MIGHT HAVE ANTICIPATED THE POSSIBILITY OF, ANY SUCH LOSS OR DAMAGE. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 16.13 (NO CONSEQUENTIAL OR PUNITIVE DAMAGES) IS INTENDED TO OR SHALL LIMIT OR RESTRICT (A) THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2 FOR ANY THIRD PARTY LOSSES, (B) [**] OR (C) [**].

16.14 Waivers and Modifications. The failure of any Party to insist on the performance of any obligation or to exercise any right hereunder shall not be deemed to be a waiver of such obligation, in whole or in part, or impart that provision. Waiver of any breach of any provision hereof shall not be deemed to be a waiver of any other breach of such provision or any other provision on such occasion or any succeeding occasion. No waiver, modification, release, or amendment of any obligation under or provision of this Agreement shall be valid or effective unless in writing and signed by the Parties.

16.15 No Third Party Beneficiaries. There are no express or implied Third Party beneficiaries hereunder. The provisions of this Agreement are for the exclusive benefit of the Parties, and no other person or entity shall have any right or claim against any Party by reason of these provisions or be entitled to enforce any of these provisions against any Party.

16.16 Relationship of the Parties. Immatics and BMS are independent contractors under this Agreement. Nothing contained herein is intended or is to be construed so as to constitute (a) Immatics as a partner, agent, or joint venturer of BMS or (b) BMS as a partner, agent or joint venturer of Immatics. Neither Immatics nor BMS, respectively, shall have any express or implied right or authority to assume or create any obligations on behalf of or in the name of BMS or Immatics, respectively, or to bind BMS or Immatics, respectively, to any contract, agreement, or undertaking with any Third Party. The Parties (and any successor, assignee, transferee, or affiliate of a Party) shall (i) use commercially reasonable efforts to avoid restructuring the arrangement contemplated by this Agreement in a way that would reasonably be expected to cause the arrangement contemplated by this Agreement being treated as a partnership for United States tax purposes and (ii) not treat or report the relationship between the Parties arising under this Agreement as a partnership for United States tax purposes, without the prior written consent of the other Party unless required by a final “determination” as defined in Section 1313 of the United States Internal Revenue Code of 1986, as amended. Prior to exercising the Co-Funding Option or the Co-Commercialization Option, the Parties shall discuss in good faith whether the exercise of either such options would result in the arrangement contemplated by this Agreement being treated as a partnership for United States tax purposes.

Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

16.17 Counterparts. This Agreement may be executed in counterparts with the same effect as if both Parties had signed the same document. All such counterparts shall be deemed an original, shall be construed together, and shall constitute one and the same instrument. Any such counterpart, to the extent delivered by means of a fax machine or by .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”) shall be treated in all manner and respects as an original executed counterpart and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No Party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each Party forever waives any such defense, except to the extent that such defense relates to lack of authenticity.

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Certain confidential information contained in this document, marked by [**], has been omitted because Immatics N.V. has determined that the information (i) is not material and (ii) is the type that Immatics N.V. customarily and actually treats as private or confidential.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized representatives as of the Execution Date.

BRISTOL MYERS SQUIBB COMPANY		IMMATICS BIOTECHNOLOGIES GMBH

By:	/s/ [**]	By:	/s/ Harpreet Singh
Printed:	[**]	Printed:	Harpreet Singh
Title:	[**]	Title:	Chief Executive Officer

		By:	/s/ Rainer Kramer
		Printed:	Rainer Kramer
		Title:	Chief Business Officer & Site Head Munich

[Schedules to this agreement have been omitted pursuant to Item 601(a)(5) of Regulation S-K. Immatics N.V. undertakes to provide a copy of the omitted schedules to the Securities and Exchange Commission or its staff upon request.]